Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Double asterisks denote omissions.

LICENSE AGREEMENT
BY AND BETWEEN
AGIOS PHARMACEUTICALS, INC.
AND
CSTONE PHARMACEUTICALS

TABLE OF CONTENTS
ARTICLE I. DEFINITIONS 1
ARTICLE II. LICENSES; EXCLUSIVITY 17
Section 2.01 Grants of Licenses 17
Section 2.02 Rights to Sublicense or Subcontract 19
Section 2.03 No Other Rights and Retained Rights 19
Section 2.04 Knowledge Transfer 19
Section 2.05 Product Data and Regulatory Documents 19
Section 2.06 In-License Agreements 20
Section 2.07 Exclusivity 21
ARTICLE III. GOVERNANCE 23
Section 3.01 General 23
Section 3.02 Joint Steering Committee 23
Section 3.03 Joint Development Committee 24
Section 3.04 Joint Commercialization Committee 25
Section 3.05 Joint Manufacturing Committee 26
Section 3.06 Membership 26
Section 3.07 Meetings 27
Section 3.08 Committee Decision Making 27
Section 3.09 Executive Officers; Disputes 27
Section 3.10 Final Decision-Making Authority 27
Section 3.11 Limitations on Decision-Making 28
Section 3.12 Scope of Governance 29
Section 3.13 Alliance Managers 29
ARTICLE IV. DEVELOPMENT 30
Section 4.01 Development in the Field in the Territory 30
Section 4.02 Development Reports 31
Section 4.03 Pre-Clinical Research 31
Section 4.04 Standards of Conduct 32
Section 4.05 Records 32
Section 4.06 Companion Diagnostics 32
Section 4.07 Brain Cancer 32
ARTICLE V. REGULATORY 32
Section 5.01 Regulatory Filings 32
ARTICLE VI. COMMERCIALIZATION 33

Section 6.01 General, Launch Plan and Commercialization Plan 34
Section 6.02 Promotional Materials; Conferences and Opinion Leaders 34
Section 6.03 Commercialization Reports 34
Section 6.04 Commercialization Efforts 35
Section 6.05 Standards of Conduct 35
Section 6.06 Trademarks 35
ARTICLE VII. MANUFACTURE AND SUPPLY 35
Section 7.01 Clinical Supply 35
Section 7.02 Commercial Supply 36
Section 7.03 Manufacturing Technology Transfer 36
Section 7.04 Specifications 37
Section 7.05 Serialization 37
Section 7.06 Agios Supply Chain Security Requirements 37
Section 7.07 Supply Disruptions 37
ARTICLE VIII. PAYMENTS 38
Section 8.01 Upfront Payment 38
Section 8.02 Technology Transfer Costs 38
Section 8.03 Development Costs 38
Section 8.04 Development Milestone Payment 39
Section 8.05 Sales Milestone Payments 41
Section 8.06 Royalties 41
Section 8.07 Royalty Payments and Reports 43
Section 8.08 Financial Responsibility for Licensee In-License Agreements 43
Section 8.09 Recordkeeping 43
Section 8.10 Currency Conversion 44
Section 8.11 Methods of Payment 44
Section 8.12 Taxes 44
Section 8.13 Late Payments 45
Section 8.14 Invoices 45
ARTICLE IX. INTELLECTUAL PROPERTY 46
Section 9.01 Ownership 46
Section 9.02 Prosecution of Patent Rights 47
Section 9.03 Enforcement and Defense 49
Section 9.04 Defense of Third Party Infringement and Misappropriation Claims 51
Section 9.05 Patent Term Extensions 51
ARTICLE X. DATA SECURITY AND ADVERSE DRUG EVENTS AND REPORTS 51

Section 10.01 Data Security 52
Section 10.02 Complaints 52
Section 10.03 Adverse Drug Events 52
Section 10.04 No Admissions by Licensee in Response to Product Complaints that May Be Adverse to Agios 52
ARTICLE XI. REPRESENTATIONS, WARRANTIES, AND COVENANTS 53
Section 11.01 Mutual Representations and Warranties 53
Section 11.02 Mutual Covenants 53
Section 11.03 Additional Agios Warranties 54
Section 11.04 Additional Licensee Warranties and Covenants 55
Section 11.05 Anti-Corruption 55
Section 11.06 Exportation of Data or Biological Samples 57
Section 11.07 Disclaimer 57
Section 11.08 Limitation of Liability 57
ARTICLE XII. CONFIDENTIALITY 58
Section 12.01 Generally 58
Section 12.02 Exceptions 58
Section 12.03 Permitted Disclosures 59
Section 12.04 Publicity 59
Section 12.05 Publications 60
Section 12.06 Injunctive Relief 60
ARTICLE XIII. INDEMNIFICATION 60
Section 13.01 Indemnification by Agios 60
Section 13.02 Indemnification by Licensee 60
Section 13.03 Procedure 61
Section 13.04 Insurance 61
ARTICLE XIV. TERM AND TERMINATION 62
Section 14.01 Term 62
Section 14.02 Termination at Will by Licensee 62
Section 14.03 Termination Right in Event of No FDA Approval 63
Section 14.04 Termination for Patent Right Challenge 63
Section 14.05 Termination for Breach 63
Section 14.06 Termination for Bankruptcy and Rights in Bankruptcy 63
Section 14.07 Effect of Termination 64
Section 14.08 Survival; Accrued Rights 66
ARTICLE XV. DISPUTE RESOLUTION; GOVERNING LAW 66

Section 15.01 Arbitration 66
Section 15.02 Choice of Law 68
Section 15.03 Language 68
ARTICLE XVI. ASSIGNMENT AND ACQUISITIONS 68
Section 16.01 Assignment 68
Section 16.02 Acquisitions 68
Section 16.03 Consequences of Certain Changes in Control of Licensee 69
Section 16.04 Consequences of Certain Changes in Control of Agios 70
ARTICLE XVII. MISCELLANEOUS 71
Section 17.01 Force Majeure 71
Section 17.02 Entire Agreement 71
Section 17.03 Severability 72
Section 17.04 Notices 72
Section 17.05 Agency 73
Section 17.06 No Waiver 73
Section 17.07 Cumulative Remedies 73
Section 17.08 No Third Party Beneficiary Rights 73
Section 17.09 Performance by Affiliates, Sublicensees or Subcontractors 73
Section 17.10 Counterparts 74

LIST OF EXHIBITS
Exhibit A – List of Agios Patent Rights Existing as of the Effective Date
Exhibit B – Initial Development Outline
Exhibit C –Trademark License
Exhibit D – Permitted Subcontractors
Exhibit E – Supply Chain Security Requirements
Exhibit F – Form of Annual Compliance Certification
LIST OF SCHEDULES
Schedule 1.65 – Ivosidenib (AG-120)

Schedule 8.04(e) – Milestone Examples

LICENSE AGREEMENT
THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into as of June 25, 2018 (“Effective Date”) between Agios Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware with a principal place of business at 88 Sidney Street, Cambridge, MA 02139 (“Agios”), and CStone Pharmaceuticals, a corporation organized and existing under the laws of the Cayman Islands, with a registered address at P.O. Box 31119, Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands (“Licensee”).
Agios and Licensee may be referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, Agios is the owner of, or otherwise controls, the Agios Technology in the Territory (each as defined below);
WHEREAS, Licensee has expertise in the development of biopharmaceutical products and has regulatory and commercial capabilities in the Territory, and is interested in obtaining an exclusive license to Develop and Commercialize the Licensed Products in the Territory (each as defined below); and
WHEREAS, the Parties desire to collaborate to Develop, Manufacture and Commercialize the Licensed Products in the Territory;
NOW THEREFORE, the Parties agree as follows:

I. DEFINITIONS
Section 1.01 “Accounting Standards” means United States Generally Accepted Accounting Principles, consistently applied.
Section 1.02 “Affiliate” means, with respect to an entity, any corporation or other business entity controlled by, controlling, or under common control with such entity, with “control” meaning (a) direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock of, or at least a fifty percent (50%) interest in the income of, the applicable entity (or such lesser percentage that is the maximum allowed to be owned by a foreign entity in a particular jurisdiction and is sufficient to grant the holder of such voting stock or interest the power to direct the management and policies of such entity) or (b) possession, directly or indirectly, of the power to direct the management and policies of an entity, whether through ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise.
Section 1.03 “[**] Trial” means the Global Study identified as [**].
Section 1.04 “Agios Combination Therapy Invention” means any invention (whether patentable or not) conceived or reduced to practice by Agios or any of its Affiliates during the Term, solely or jointly, that (a) [**], (b) [**] that is (A) [**] and (B) [**] and (c) is Controlled [**] by Agios.
Section 1.05 “Agios Combination Therapy Know-How” means any Know-How (a) conceived, identified, discovered, authored, developed or reduced to practice by Agios or any of its Affiliates during the Term that comprises, or is necessary for the Development, Manufacture or Commercialization of, any Agios Combination Therapy Invention and (b) Controlled [**] by Agios.
Section 1.06 “Agios Combination Therapy Patent Rights” means Patent Rights (a) Covering Agios Combination Therapy Inventions and (b) Controlled [**] by Agios.
Section 1.07 “Agios Combination Therapy Technology” means Agios Combination Therapy Inventions, Agios Combination Therapy Know-How and Agios Combination Therapy Patent Rights.
Section 1.08 “Agios Entity” means, as applicable, (a) Agios, (b) any of Agios’ Affiliates or (c) any [**] with respect to the Licensed Compound or any Licensed Product (other than any [**]).
Section 1.09 “Agios Know-How” means all Know-How that is both (a) Controlled [**] by Agios and (b) [**] for the Development, Manufacture or Commercialization of any Licensed Product in the Field in the Territory; but excluding [**] and [**]. “Agios Know-How” includes Agios Combination Therapy Inventions and Agios Combination Therapy Know-How to

the extent such Agios Combination Therapy Inventions and Agios Combination Therapy Know-How satisfy the requirements of clauses (a) and (b).
Section 1.10 “Agios Patent Rights” means all Patent Rights that both (a) are Controlled [**] by Agios in the Territory and (b) [**] any Licensed Product, or its Development, Manufacture or Commercialization, in the Field in the Territory; but excluding [**]. Agios Patent Rights as of the Effective Date include those listed in Exhibit A. “Agios Patent Rights” includes Agios Combination Therapy Patent Rights to the extent such Agios Combination Therapy Patent Rights satisfy the requirements of clauses (a) and (b).
Section 1.11 “Agios Regulatory Documents” means Regulatory Documents Controlled by Agios as of the Effective Date or at any time during the Term that relate to the Licensed Compound or a Licensed Product.
Section 1.12 “Agios Technology” means Agios Know-How and Agios Patent Rights.
Section 1.13 “Angiogenesis Inhibitor” means a drug or substance that prevents or inhibits the formation of new blood vessels by blocking one or more vascular endothelial growth factors (VEGFs) or the associated VEGF receptors (VEGFRs).
Section 1.14 “API” means active pharmaceutical ingredient.
Section 1.15 “API Bulk Drug Substance” means the Licensed Compound in bulk [**] intermediate form manufactured for use as an API.
Section 1.16 “Brain Cancer” means any neoplasm originating from cells of the brain.
Section 1.17 “Brightstock” means oral solid dose tablets that contain Bulk Drug Product in sealed unlabeled bottles as set forth in the applicable specifications provided by Agios.
Section 1.18 “Bulk Drug Product” means oral solid dose tablets that contain API Bulk Drug Substance in bulk form as set forth in the applicable specifications provided by Agios.
Section 1.19 “Business Day” means a day other than (a) a Saturday or a Sunday or (b) a day on which banking institutions in Boston, Massachusetts, or in Beijing, China, are authorized or required by Law to remain closed.
Section 1.20 “Change in Control” means, as to a Party, the (i) consolidation or merger of such Party with or into any person or entity as a result of which the beneficial owners of the outstanding voting securities or other ownership interests of such Party immediately prior to such transaction have beneficial ownership of fifty percent (50%) or less of the outstanding voting securities or other ownership interests of such surviving person or entity immediately following such transaction, or (ii) sale, transfer or other disposition of all or substantially all of the assets of such Party related to this Agreement, or (iii) acquisition by any person or entity, or group of persons or entities acting in concert, of beneficial ownership of fifty percent (50%) percent or more of the outstanding voting securities or other ownership interests of such Party or the power, directly or indirectly, to elect a majority of the members of such Party’s board of directors or similar governing body, or (iv) acquisition by any person or entity, or group of persons or entities acting in concert, of the power to direct the management or policies of such Party. No initial or subsequent offering by a Party of securities for sale on a public securities exchange shall be considered to be or to involve a Change in Control of such Party unless such offering meets the requirements of clause (iii) of the preceding sentence; provided, however, that an acquisition of voting securities by an underwriter in an underwritten public offering for the purpose of effecting a wider distribution of such voting securities shall be deemed not to meet the requirements of clause (iii) of the preceding sentence.
Section 1.21 “Chemotherapy” means cytotoxic anti-cancer drugs that belong to one of the following categories: alkylating agents, antimetabolites, anti-tumor antibiotics, topoisomerase inhibitors, mitotic inhibitors, corticosteroids and proteasome inhibitors. For clarity, chemotherapy does not include targeted cancer therapies that use drugs or substances that block the growth and spread of cancer by interfering with specific targets.
Section 1.22 “[**] Trial” means the Global Study identified as [**], which Agios is conducting as of the Effective Date with a Licensed Product in [**].
Section 1.23 “Commercialization” or “Commercialize” means, with respect to a pharmaceutical product (whether in monotherapy or as part of a combination therapy), any and all activities directed to the marketing, promotion, importation, distribution, pricing, Reimbursement Approval, offering for sale, or sale of such pharmaceutical product, and interacting with Regulatory Authorities regarding the foregoing. Commercialization shall exclude Development and Manufacturing.
Section 1.24 “Commercialization Plan” means the annual plan for Commercialization of Licensed Products in the Field in the Territory and the activities to be conducted by Licensee Entities relating thereto, including detailed plans for sales and marketing after launch, sales and marketing budgets, sales forecasts and target numbers regarding reach and frequency of sales performance, market access plans, reimbursement plans and strategies, and plans to address Medical Affairs matters, which plan Licensee shall ensure is consistent with (a) the terms and conditions of this Agreement and (b) the Global Brand Strategy. The Launch Plan will include the first Commercialization Plan for the calendar year in which a Licensed Product is launched.
Section 1.25 “Commercially Reasonable Efforts” means, with respect to the performing Party under this Agreement, the carrying out of obligations of such Party with efforts and resources that are consistent with the efforts and resources typically used by biopharmaceutical companies of similar size and resources as such Party with respect to the Development, Manufacture or Commercialization of products of market potential, profit potential and strategic value and of a stage in Development or product life comparable to that of Licensed Product(s), including the use of reasonably necessary personnel, based on conditions then prevailing and taking into account issues of safety and efficacy, product profile, difficulty in Developing such Licensed Product, competitiveness of alternative Third Party products in the marketplace, the patent or other proprietary position of such Licensed Product, the regulatory structure involved and the potential profitability of such Licensed Product, as applicable, but [**] under this Agreement.
Section 1.26 “Competing Product” means any compound or product, other than the Licensed Compound or any Licensed Product, that inhibits IDH-1 mutations through direct binding to the mutated IDH-1 protein [**].
Section 1.27 “Confidential Information” means, subject to Section 12.02(a)-(d), Know-How and any technical, scientific, trade, research, manufacturing, business, financial, compliance, marketing, product, supplier, intellectual property or other information that may be disclosed by one Party or any of its Affiliates to the other Party or any of its Affiliates, regardless of whether such information is specifically designated as confidential and regardless of whether such information is in written, oral, electronic, or other form. Notwithstanding the foregoing, subject to Section 12.02(a)-(d), all information that (a) was disclosed prior to the Effective Date by or on behalf of either Party or any of its Affiliates under, and subject to, the Mutual Confidential Agreement dated [**] between CStone Pharmaceutical (Suzhou) Co., Ltd. and Agios Pharmaceuticals, Inc., as amended on [**] (“Confidentiality Agreement”) and (b) is “Confidential Information” as defined in the Confidentiality Agreement, shall be deemed “Confidential Information” hereunder.
Section 1.28 “Controlled” means, subject to Section 2.06(a) and Section 16.02 (Acquisitions), with respect to a Party, and any Know-How, Patent Right, Regulatory Documents or other intellectual property right, that such Party or any of its Affiliates has the ability (other than pursuant to a license granted to such Party under this Agreement) to grant to the other Party a license or sublicense to, or other right with respect to, such Know-How, Patent Right, Regulatory Documents or other intellectual property right without violating the terms of any pre-existing agreement or other pre-existing arrangement with any Third Party.
Section 1.29 “Cost of Goods Sold” or “COGS” means, with respect to particular Ivosidenib Materials, the reasonable internal and Out-of-Pocket Costs of Agios or any of its Affiliates incurred in Manufacturing such Ivosidenib Materials, including:
(a) to the extent that the Ivosidenib Materials are Manufactured by Agios or any of its Affiliates, direct material and direct labor costs, logistics costs, plus manufacturing overhead directly attributable to the Ivosidenib Materials (including facility start-up costs, directly incurred manufacturing variances, warehousing costs, costs to maintain inventory and a reasonable allocation of related manufacturing administrative and facilities costs (including depreciation) and a reasonable allocation of the costs of failed batches and validation batches to be further described in the applicable Supply Agreement, to be provided for the Ivosidenib Materials, but excluding costs associated with excess capacity), all determined in accordance with the books and records of Agios or its applicable Affiliate(s) maintained in accordance with United States Generally Accepted Accounting Principles, consistently applied; and
(b) to the extent that the Ivosidenib Materials are Manufactured by a Third Party manufacturer, the Out-of-Pocket Costs paid by Agios or any of its Affiliates to the Third Party for the Manufacture of the Ivosidenib Materials, plus all reasonably allocated costs of Agios and its

Affiliates as described in the foregoing clause (a) incurred in managing or overseeing the sourcing of such Ivosidenib from such Third Party, determined in accordance with the books and records of Agios or its applicable Affiliate(s) maintained in accordance with United States Generally Accepted Accounting Principles, consistently applied.
Section 1.30 “Cover”, “Covering” or “Covered” means, with respect to a product, composition, technology, process or method and a Patent Right, that, in the absence of ownership of, or a license granted under, a claim in such Patent Right, the manufacture, use, offer for sale, sale or importation of such product or composition or the practice of such technology, process or method would infringe such claim (or, in the case of a claim of a pending patent application, would infringe such claim if it were to issue as a claim of an issued patent).
Section 1.31 “CS1001” means Licensee's proprietary anti-PD-L1 monoclonal antibody designated as CS1001, the sequence of which is included in the following patent filings: [**].
Section 1.32 “CS1003” means Licensee's proprietary anti-PD-1 monoclonal antibody designated as CS1003, the sequence of which is included in the following patent filings: [**].
Section 1.33 “Development” means Pre-Clinical Research and clinical development activities, including (i) clinical trials of a pharmaceutical compound or product, investigator sponsored trials and registry studies (whether in monotherapy or as part of a combination therapy) and (ii) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct clinical trials or obtain Regulatory Approval of a pharmaceutical product. Development shall include clinical trials initiated prior to or following receipt of Regulatory Approval, but shall exclude Manufacturing and Commercialization.
Section 1.34 “Development Plan” means the plan setting out activities to be undertaken in Developing the Licensed Products in the Field in the Territory, together with timelines for such activities, including the proposed clinical trials, registry studies and regulatory plans, as well as outlining the key elements involved in obtaining Regulatory Approval of the Licensed Products in the Field in the Territory, as may be amended from time to time in accordance with Section 4.01 (Development in the Field in the Territory), which plan (a) Licensee shall ensure is at all times consistent with the terms and conditions of this Agreement, (b) Licensee shall ensure is focused on efficiently obtaining Regulatory Approval for Licensed Products (whether in monotherapy or as part of a combination therapy) in each Initial Indication and Additional Indication in each Jurisdiction in the Territory and cannot reasonably be expected to have a material adverse effect on the Development, Manufacture or Commercialization of the Licensed Compound or any Ivosidenib Materials or Licensed Product outside of the Territory and (c) shall include in reasonable detail (i) all Development activities reasonably anticipated to be undertaken by the Licensee Entities, (ii) the endpoints for all clinical trials contemplated by such plan, (iii) identification of the clinical trial(s) that is(are) intended to be a Pivotal Trial(s) and (iv) all regulatory activities and interactions anticipated to be conducted by the Licensee Entities in support of Regulatory Approval of the Licensed Products in the Field in the Territory, including all planned Regulatory Filings to be submitted in connection with such approvals.

Section 1.35 “Dollars” or “$” means the legal tender of the U.S.
Section 1.36 “Drug Approval Application” means a New Drug Application as defined in the FD&C Act, or an equivalent application filed with any Regulatory Authority in any country other than the United States.
Section 1.37 “FDA” means the U.S. Food and Drug Administration or any successor agency thereto.
Section 1.38 “FD&C Act” means the U.S. Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time.
Section 1.39 “Field” means all therapeutic uses in humans in all indications except Brain Cancer indications. Brain Cancer indications will be included in the Field if and when Agios provides written notice to Licensee to add any Brain Cancer indication to the Field.
Section 1.40 “Finished Drug Product” means the finished product formulation of a Licensed Product, containing Bulk Drug Product labeled and packaged in a form ready for administration.
Section 1.41 “First Commercial Sale” means, for each Licensed Product in the Field in a Jurisdiction, the first sale for end use or consumption of such Licensed Product in the Field in such Jurisdiction by any Licensee Entity in an arms’ length transaction to a Third Party following receipt of applicable Regulatory Approval of such Licensed Product in such Jurisdiction. Sales for test marketing or clinical trial purposes shall not constitute a First Commercial Sale.
Section 1.42 “Global Brand Strategy” means the global brand strategy that determines, among other aspects, product positioning, market access strategies, messaging strategies, trademark layout and logos, all as determined by Agios for Licensed Products and updated from time to time and provided to Licensee.
Section 1.43 “Global Medical Affairs Strategy” means the global Medical Affairs strategy for Licensed Products, as determined by Agios and updated from time to time and provided to Licensee.
Section 1.44 “Global Study” means (a) any clinical trial for any Licensed Product that (i) is conducted, in whole or in part, by any Agios Entity and (ii) includes clinical sites in more than one country or jurisdiction and (b) solely for purposes of Section 8.03 (Development Costs), the [**] Trial.
Section 1.45 “Good Clinical Practices” or “GCP” means the then-current good clinical practice standards, practices, and procedures promulgated or endorsed by any applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time to time.

Section 1.46 “Good Laboratory Practices” or “GLP” means the then-current good laboratory practice standards, practices, and procedures promulgated or endorsed by any applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time to time.
Section 1.47 “Good Pharmacovigilance Practices” or “GVP” means the then-current good pharmacovigilance practice standards, practices, and procedures promulgated or endorsed by any applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time to time.
Section 1.48 “Governmental Authority” means any federal, national, multinational, state, provincial, county, city or local government or any court, arbitrational tribunal, administrative agency or commission or government authority acting under the authority of any federal, national, multinational, state, provincial, county, city or local government.
Section 1.49 “[**] Trial” means the clinical trial identified as [**].
Section 1.50 “IDH” means isocitrate dehydrogenase.
Section 1.51 “IND” means an Investigational New Drug application for submission to the FDA or any equivalent counterpart application in any country other than the United States (including a clinical trial application in Mainland China), including all supplements and amendments thereto.
Section 1.52 “Initial Development Outline” means the initial outline of the Development strategy for Licensed Products in the Territory attached hereto as Exhibit B.
Section 1.53 “Initial Indication” means any of (a) first line treatment for acute myelogenous leukemia (“AML”) for patients who are ineligible for intensive Chemotherapy, (b) first line treatment for AML for patients who are eligible for intensive Chemotherapy, (c) relapse/refractory AML, (d) first line treatment for cholangiocarcinoma (“CCA”), (e) second line treatment for CCA and (f) any Brain Cancer indication if Agios determines, in its sole discretion, to Develop Licensed Products in any Brain Cancer indication.
Section 1.54 “In-License Agreement” means any agreement between Agios or any of its Affiliates, on the one hand, and one or more Third Parties, on the other hand, entered into after the Effective Date pursuant to which Agios acquires Control of any Know-How related to, or Patent Right that Covers, the Development or Commercialization of any Licensed Product in the Field in the Territory, or the Manufacture of the Licensed Compound, Ivosidenib Materials or Licensed Products, that Licensee has accepted as an In-License Agreement under Section 2.06.
Section 1.55 “Ivosidenib Materials” means Bulk Drug Product, Brightstock or API Bulk Drug Substance, as applicable.
Section 1.56 “Joint Combination Therapy Invention” means any invention (whether patentable or not) conceived or reduced to practice by a Party or any of its Affiliates under this

Agreement during the Term, solely or jointly, that (a) is based on [**], (b) [**] is (A) [**] and (B) [**].
Section 1.57 “Joint Combination Therapy Know-How” means any Know-How conceived, identified, discovered, authored, developed or reduced to practice by a Party or any of its Affiliates under this Agreement [**] that comprises, or is necessary for the Development, Manufacture or Commercialization of, any Joint Combination Therapy Invention.
Section 1.58 “Joint Combination Therapy Patent Rights” means Patent Rights Covering Joint Combination Therapy Inventions.
Section 1.59 “Joint Combination Therapy Technology” means Joint Combination Therapy Inventions, Joint Combination Therapy Know-How and Joint Combination Therapy Patent Rights.
Section 1.60 “Joint Global Study” means a Global Study where a Licensee Entity is the Local Registration Agent in the Territory and for which Licensee is responsible for paying a portion of costs as set forth in Section 8.03(b).
Section 1.61 “Jurisdiction” means each of the following: (i) Mainland China, (ii) Taiwan, (iii) Hong Kong and (iv) Macau.
Section 1.62 “Know-How” means inventions (whether patentable or not), discoveries, trade secrets, technology, information, Regulatory Documents, formulae, practices, methods, knowledge, know-how, processes, procedures, experience, results and test data (including physical, chemical, biological, toxicological, pharmacological, clinical, veterinary, analytical and quality control data), dosage regimens, control assays, product specifications, and marketing, pricing, distribution cost and sales data and descriptions; but excluding Patent Rights.
Section 1.63 “Launch Plan” means the strategic plan for the Licensed Products in the Field in the Territory that details the activities to be conducted prior to launch, plans for launch and activities to be conducted during the calendar year in which the launch occurs, which plan Licensee shall ensure is at all times consistent with (a) the terms and conditions of this Agreement and (b) the Global Brand Strategy.
Section 1.64 “Law” means any law, statute, rule, regulation, order, judgment, standard or ordinance of any Governmental Authority.
Section 1.65 “Licensed Compound” means the compound identified on Schedule 1.65.
Section 1.66 “Licensed Product” means any pharmaceutical product that (a) has the Licensed Compound as its sole API and (b) is in a form (i) which is the subject of any clinical trial being conducted by any Agios Entity as of the Effective Date or during the Term or (ii) for which any Agios Entity has received Regulatory Approval to market in the United States or anywhere else outside the Territory after the Effective Date.

Section 1.67 “Licensee Entity” means, as applicable, (a) Licensee, (b) any of Licensee’s Affiliates or (c) any [**] with respect to any Licensed Product.
Section 1.68 “Licensee In-License Agreement” means any agreement other than this Agreement pursuant to which any Licensee Entity has in-licensed or otherwise acquired the right to practice, or in-licenses or otherwise acquires the right to practice, any Know-How related to, or Patent Rights that Cover, any of the Licensed Products in the Field in the Territory.
Section 1.69 “Licensee Know-How” means all Know-How that is both (a) Controlled [**] by Licensee and (b) [**] for the Development, Manufacture or Commercialization of the Licensed Compound or any Licensed Product; but excluding [**] and Know-How assigned or licensed by Licensee to Agios pursuant to Section 9.01(d).
Section 1.70 “Licensee Patent Rights” means all Patent Rights that both (a) are Controlled [**] by Licensee and (b) [**] the Licensed Compound or any Licensed Product or their respective Development, Manufacture or Commercialization; but excluding [**] and Patent Rights assigned or licensed by Licensee to Agios pursuant to Section 9.01(d).
Section 1.71 “Licensee Regulatory Documents” means Regulatory Documents Controlled by Licensee at any time during the Term that relate to the Licensed Compound or a Licensed Product in the Territory, provided that, for the avoidance of doubt, Regulatory Documents relating to Global Studies of the Licensed Compound or any Licensed Product in the Territory shall be owned as set forth in Article V.
Section 1.72 “Licensee Technology” means Licensee Know-How and Licensee Patent Rights.
Section 1.73 “Local Registration Agent” means a local entity authorized by the license holder of an imported drug to manage the work associated with obtaining any Regulatory Approval or product registration in the Territory.
Section 1.74 “Local Study” means any clinical trial for any Licensed Product that is conducted by a Licensee Entity in the Territory; but excluding all Global Studies.
Section 1.75 “Mainland China” means China excluding Taiwan, Hong Kong and Macau.
Section 1.76 “Manufacture” or “Manufacturing” means, as applicable, all activities associated with the production, manufacture, process of formulating, processing, filling, finishing, packaging, labeling, shipping, importing or storage of pharmaceutical compounds or materials, including process development, process validation, stability testing, manufacturing scale-up, pre-clinical, clinical and commercial manufacture and analytical development, product characterization, quality assurance and quality control development, testing and release.

Section 1.77 “Manufacturing Technology Transfer” means the transfer, to Licensee or a CMO approved by the JMC, of Agios Know-How relating to the Manufacturing of Bulk Drug Product from API Bulk Drug Substance supplied by or on behalf of any Agios Entity.
Section 1.78 “Medical Affairs” means matters relating to information services; publication, scientific and medical affairs; advisory and collaborative activities with opinion leaders and professional societies including medical education, symposia and other medical programs and communications; but excluding investigator sponsored trials and registry studies and other Development activities.
Section 1.79 “Net Sales” means the gross invoice price of a particular Licensed Product sold or otherwise transferred to a Third Party (other than a Licensee Entity) by any Licensee Entity for consideration, reduced by the following amounts to the extent such items are customary under industry practices in the Territory and to the extent such amounts are included in the gross invoiced sales price, all as calculated in accordance with Accounting Standards, consistently applied:
(a) discounts (including trade, quantity and cash discounts) actually allowed, cash and non-cash coupons, retroactive price reductions, and charge-back payments and rebates granted to any Third Party (including to governmental authorities, purchasers, reimbursers, customers, distributors, wholesalers, and group purchasing and managed care organizations or entities (and other similar entities and institutions));
(b) credits or allowances, if any, on account of price adjustments, recalls, claims, damaged goods, rejections or returns of items previously sold (including Licensed Product returned in connection with recalls or withdrawals) and amounts written off by reason of uncollectible debt; provided that, if the debt is thereafter paid, the corresponding amount shall be added to the Net Sales of the period during which it is paid;
(c) rebates (or their equivalent), administrative fees, chargebacks and retroactive price adjustments and any other similar allowances granted by a Licensee Entity (including to governmental authorities, purchasers, reimbursers, customers, distributors, wholesalers, and group purchasing and managed care organizations or entities (and other equivalent entities and institutions)) which effectively reduce the selling price or gross sales of the Licensed Product, normal and customary inventory management fees and other bona fide services paid to distributors and wholesalers;
(d) insurance, customs charges, freight, postage, shipping, handling, and other transportation costs incurred by a Licensee Entity in shipping Licensed Product to a Third Party; and
(e) import taxes, export taxes, excise taxes, sales tax, value-added taxes, consumption taxes, duties or other taxes levied on, absorbed, determined or imposed with respect to such sales (excluding income or net profit taxes or franchise taxes of any kind).

If non-monetary consideration is received by a Licensee Entity for any Licensed Product in the relevant Jurisdiction, Net Sales will be calculated based on the average price charged for such Licensed Product, as applicable, during the preceding royalty period, or in the absence of such sales, the fair market value of the Licensed Product, as applicable, as determined by the Parties in good faith. Notwithstanding the foregoing, Net Sales shall not be imputed to transfers of Licensed Products, as applicable, for use in clinical trials, non-clinical Development activities or other Development activities with respect to Licensed Products by or on behalf of the Parties, for bona fide charitable purposes or for compassionate use or for Licensed Product samples, if no monetary consideration is received for such transfers.
Section 1.80 “Ongoing Trials” means the Global Studies of Licensed Products identified as [**]; provided that, to the extent any such Global Study has multiple study arms, then “Ongoing Trials” includes only those study arms applicable to the Licensed Product.
Section 1.81 “Out-of-Pocket Costs” means amounts paid by a Party or any of its Affiliates to a Third Party for goods or services but shall not include such Party’s, or any of its Affiliates’, internal or general overhead costs or expenses.
Section 1.82 “Patent Rights” means (a) all patents and patent applications (including provisional applications) in any country or jurisdiction, and (b) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like.
Section 1.83 “Phase 1 Clinical Trial” means a clinical trial in any country or jurisdiction that would satisfy the requirements of 21 C.F.R. § 312.21(a) or any foreign equivalent thereof.
Section 1.84 “Pivotal Trial” means a clinical trial of a product that satisfies both of the following ((a) and (b)):
(a) such trial includes a sufficient number of subjects and is designed to establish that such product has an acceptable safety and efficacy profile for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to support Regulatory Approval of such product, or a similar clinical study prescribed by an applicable Regulatory Authority; and
(b) such trial is a registration trial designed to be sufficient to support the filing of an application for a Regulatory Approval for such product in an applicable country or jurisdiction or some or all of an extra-national territory, as evidenced by (i) an agreement with or statement from an applicable Regulatory Authority, or (ii) other guidance or minutes issued by an applicable Regulatory Authority, for such registration trial.
Section 1.85 “POC Trial” means a clinical trial that is not a Pivotal Trial, but that is designed such that, if its primary endpoint(s) is(are) met, such clinical trial would support commencement of a Pivotal Trial.

Section 1.86 “Pre-Clinical Research” means preclinical and non-clinical research activities.
Section 1.87 “Regulatory Approval” means, with respect to a particular regulatory jurisdiction, an approval, license, registration or authorization of any Governmental Authority (other than any Reimbursement Approval) that provides marketing approval for the commercial sale of a pharmaceutical product in one or more specified indications in such regulatory jurisdiction.
Section 1.88 “Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction, including (a) in the United States, the FDA and any other applicable Governmental Authority in the United States having jurisdiction over pharmaceutical products, (b) in Europe Union, the European Medicines Agency (“EMA”), (c) in Mainland China, the SDA and (d) any other applicable Governmental Authority in the Territory having jurisdiction over pharmaceutical products.
Section 1.89 “Regulatory Documents” means all (a) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations, approvals (including Regulatory Approvals) and marketing or regulatory exclusivities; (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files; and (c) preclinical, clinical and other data, results, analyses, publications, and reports contained or referred to in any of the foregoing. For the avoidance of doubt, Regulatory Documents include Regulatory Approvals and Regulatory Filings.
Section 1.90 “Regulatory Filings” means all applications, filings, dossiers and the like submitted to a Regulatory Authority for the purpose of Developing, Manufacturing or Commercializing a product, including obtaining Regulatory Approval from that Regulatory Authority. Regulatory Filings include all INDs, Drug Approval Applications and other Regulatory Approval and Reimbursement Approval applications.
Section 1.91 “Reimbursement Approval” means an approval, agreement, determination, or other decision by any applicable Regulatory Authority or other Governmental Authority that establishes prices at which a pharmaceutical product may be priced, or will be reimbursed by the Regulatory Authorities or other applicable Governmental Authorities, in a particular country or jurisdiction.
Section 1.92 “Safety Data Exchange Agreement” means that agreement between the Parties regarding receipt, investigation and reporting of product complaints, adverse events, product recalls, and any other information related to the safety of the Licensed Products as set forth in Section 10.03 (Adverse Drug Events).

Section 1.93 “SDA” means China’s State Drug Administration, including its divisions and the Center for Drug Evaluation, and local counterparts thereto, and any successor agency or authority thereto having substantially the same function.
Section 1.94 “Serialization” means a combination of systems and procedures that records the history of the chain of custody of the Finished Drug Product from any applicable Licensee Entity to the point the Finished Drug Product is dispensed.
Section 1.95 “Supply Price” means [**] percent ([**]%) of COGS.
Section 1.96 “Tax” means any present or future taxes, levies, imposts, duties, tariffs, charges, assessments or fees of any nature imposed by a Governmental Authority in the exercise of its taxing power (including interest, penalties and additions thereto), including value-added tax (“VAT”) and withholding tax.
Section 1.97 “Territory” means any Jurisdiction, or, collectively, all Jurisdictions, as the context requires.
Section 1.98 “Third Party” means any person or entity other than the Parties and their Affiliates.
Section 1.99 “Trade Control Laws” shall refer to U.S. Laws which prohibit or limit export, distribution or sales of goods from the United States and their re-export from other countries into certain countries, referred to as Sanctioned Countries. More specifically and for purpose of performing this Agreement, Trade Control Laws shall refer to the U.S. Export Administration Regulations and the economic sanctions, rules and regulations implemented under statutory authority or President’s Executive Orders and administered by the U.S. Treasury Department’s OFAC.
Section 1.100 “Trademark” means any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan or other indicia of origin or ownership, including the goodwill and activities associated with each of the foregoing.
Section 1.101 “U.S.” or “United States” means the United States of America, including its districts, territories and possessions.
Section 1.102 “Valid Claim” means (a) any claim of any Patent Right that has issued, is unexpired and has not been rejected, revoked or held unenforceable or invalid by a final, non-appealable (or unappealed within the time allowable for appeal) decision of a court or other Governmental Authority of competent jurisdiction or (b) any claim of any patent application that has (i) been pending for [**] or less from the date of issuance of the first substantive patent office action considering the patentability of such claim by the applicable patent office in the applicable country or jurisdiction and (ii) not been cancelled, withdrawn, abandoned or finally rejected by an administrative agency action from which no appeal can be taken.

Additional Defined Terms	Section
Acquired Party	Section 16.02
Acquirer	Section 16.02
Additional Indication	Section 4.01(a)
Agios	Preamble
Agios Indemnitees	Section 13.02
Agios Product Data	Section 2.04(b)
Agios Trademarks	Exhibit C, Section 2.01(a)
Agios Web Presence	Exhibit C, Section 2.01(b)
Agios Works	Exhibit C, Section 2.02(c)
Agreement	Preamble
Alliance Manager	Section 3.13
AML	Section 1.53
Arbitration Request	Section 15.01(a)
Bankrupt Party	Section 14.06(a)
Breaching Party	Section 14.05
Breach Notice	Section 14.05
CCA	Section 1.53
Clinical Supply Agreement	Section 7.01
CMC	Section 2.05(a)
CMO	Section 3.05(a)(iv)
Commercial Supply Agreement	Section 7.02
Committee	Section 3.01(a)
Confidentiality Agreement	Section 1.27
Effective Date	Preamble

EMA	Section 1.88
Event of Bankruptcy	Section 14.06(a)
Exception	Section 8.03(c)
Executive Officer	Section 3.09
FCPA	Section 11.05(b)(i)
First Defending Party	Section 9.03(d)
Government Official	Section 11.05(a)(A)
ICC	Section 15.01(c)
ICH	Section 10.02
Indemnified Party	Section 13.03
Indemnifying Party	Section 13.03
Infringement Activity	Section 9.03(a)
JCC	Section 3.01(a)
JDC	Section 3.01(a)
JMC	Section 3.01(a)
JSC	Section 3.01(a)
Licensee	Preamble
Licensee Indemnitees	Section 13.01
Licensee Product Data	Section 2.05(a)
Losses	Section 13.01
Materials	Exhibit C, Section 1.03
Non-Breaching Party	Section 14.05
Other Covered Party	Section 11.05(a)(B)
Other Party	Section 14.06(a)
Party or Parties	Preamble

Public Statement	Section 12.04
Recipient	Section 12.02
Rejected Local Study	Section 14.02
Representatives	Section 12.01
Restricted Indication	Section 2.07(b)
Restricted Product	Section 2.07(b)
Royalty Term	Section 8.06(b)
Rules	Section 15.01
Severed Clause	Section 17.03
Subcommittee	Section 3.01(b)
Supply Agreement	Section 7.02
Term	Section 14.01
Terminable Date	Section 14.02
VAT	Section 1.96

Section 1.103 Interpretation. (a) Whenever any provision of this Agreement uses the word “including,” “include,” “includes,” or “e.g.,” such word shall be deemed to mean “including without limitation” and “including but not limited to”; (b) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which any such word is used; (c) a capitalized term not defined herein but reflecting a different part of speech from that of a capitalized term which is defined herein shall be interpreted in a correlative manner; (d) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; (e) the recitals set forth at the start of this Agreement, along with the schedules and the exhibits to this Agreement, and the terms and conditions incorporated in such recitals and schedules and exhibits, shall be deemed integral parts of this Agreement and all references in this Agreement to this Agreement shall encompass such recitals and schedules and exhibits and the terms and conditions incorporated in such recitals and schedules and exhibits; provided that, in the event of any conflict between the terms and conditions of the body of this Agreement and any terms and conditions set forth in the recitals, schedules or exhibits, the terms of the body of this Agreement shall control; (f) in the event of any conflict between the terms and conditions of this Agreement and any terms and conditions that may be set forth on any order, invoice, verbal agreement or otherwise, the terms and conditions of this Agreement shall govern; (g) this Agreement shall be construed as if both Parties drafted it jointly, and shall not be construed against either Party as principal drafter; (h) unless otherwise provided, all references to Sections, Articles and Schedules in this Agreement are to Sections, Articles, Exhibits and Schedules of and to this Agreement; (i) any reference to any Law shall mean such Law as in effect as of the relevant time, including all rules and regulations thereunder and any successor Law in effect as of the relevant time, and including the then-current amendments thereto; (j) wherever used, the word “shall” and the word “will” are each understood to be imperative or mandatory in nature and are interchangeable with one another; (k) references to a particular person or entity include such person’s or entity’s successors and assigns to the extent not prohibited by this Agreement; (l) references to a Party’s knowledge shall be taken to refer to the actual knowledge of such Party’s senior management team as of the Effective Date; (m) the captions and table of contents used herein are inserted for convenience of reference only and shall not be construed to create obligations, benefits or limitations; and (n) the word “year” means any consecutive twelve (12) month period, unless otherwise specified.
ARTICLE II.

LICENSES; EXCLUSIVITY
Section 2.01 Grants of Licenses.
(a) Subject to the terms and conditions of this Agreement (including Section 8.03(c)), Agios hereby grants to Licensee (i) an exclusive (including as to Agios and its Affiliates), royalty-bearing, non-sublicensable (except in accordance with Section 2.02 (Rights to Sublicense or Subcontract)), non-transferable (except in accordance with Section 16.01 (Assignment)) license under the Agios Technology and Agios’ interest in the Joint Combination Therapy Technology to Commercialize Licensed Products in the Field in the Territory in accordance with this Agreement, with, for clarity, Agios retaining all rights in the Territory under Agios Technology and Agios’ interest in the Joint Combination Therapy Technology to Commercialize Agios’ other products to be used in combination with Licensed Products; (ii) a co-exclusive, non-sublicensable (except in accordance with Section 2.02 (Rights to Sublicense or Subcontract)), non-transferable (except in accordance with Section 16.01 (Assignment)) license under the Agios Technology and Agios’ interest in the Joint Combination Therapy Technology to Develop Licensed Products in the Territory in accordance with this Agreement solely for the purpose of Commercializing Licensed Products in the Field in the Territory in accordance with this Agreement; (iii) a non-exclusive, royalty-bearing, non-sublicensable (except in accordance with Section 2.02 (Rights to Sublicense or Subcontract)), non-transferable (except in accordance with Section 16.01 (Assignment)) license under the Agios Technology and Agios’ interest in the Joint Combination Therapy Technology (A) to Manufacture Finished Drug Product from Bulk Drug Product supplied by an Agios Entity and (B) solely from and after the date (if any) on which a Manufacturing Technology Transfer has been completed, to Manufacture Bulk Drug Product from API Bulk Drug Substance supplied by an Agios Entity, in each case ((A) and (B)) in the Territory and solely for the purpose of Developing and Commercializing Licensed Products in the Field in the Territory in accordance with this Agreement; and (iv) a non-exclusive, royalty-free, fully-paid-up, sublicensable, non-transferable (except in accordance with Section 16.01 (Assignment)), perpetual, irrevocable license under the Agios Combination Therapy Technology and Agios’ interest in the Joint Combination Therapy Technology to Develop and Commercialize any of [**] (for clarity nothing in this clause (iv) grants to Licensee any rights under any Patent Rights or Know-How owned or otherwise Controlled by Agios to Develop, Manufacture or Commercialize any Licensed Product). For the purposes of clause (ii), a co-exclusive license means that Agios and Agios’ Affiliates may, and Agios may grant sublicenses to Third Parties to, Develop Licensed Products in the Territory in support of global Development of the Licensed Products and Commercialization of the Licensed Products outside the Territory.
(b) Subject to the terms and conditions of this Agreement, Licensee hereby grants to Agios, (i) an exclusive (including as to Licensee and its Affiliates), royalty-free, fully-paid-up, transferable, sublicensable, perpetual, irrevocable license under Licensee Technology and Licensee’s interest in the Joint Combination Therapy Technology to Develop, Manufacture and Commercialize the Licensed Compound, Ivosidenib Materials and Licensed Products outside the Territory, with, for clarity, Licensee retaining all rights outside the Territory under Licensee Technology and Licensee’s interest in the Joint Combination Therapy Technology to Commercialize Licensee’s other products to be used in combination with Licensed Products; (ii) a co-exclusive, royalty-free, fully-paid, transferable, sublicensable, perpetual, irrevocable license under the Licensee Technology and Licensee’s interest in the Joint Combination Therapy Technology to Develop and Manufacture the Licensed Compound, Ivosidenib Materials and Licensed Products in the Territory; (iii) from and after any early termination of this Agreement, an exclusive (including with regard to Licensee and its Affiliates), royalty-free, fully-paid, transferable, sublicensable, perpetual, irrevocable license under the Licensee Technology and Licensee’s interest in the Joint Combination Therapy Technology to Develop, Manufacture and Commercialize the Licensed Compound, Ivosidenib Materials and Licensed Products in the Territory, other than in any Jurisdiction in which Licensee retains a perpetual license in accordance with Section 8.06(b); provided that in such Jurisdiction(s) as to which Licensee retains a perpetual license, Agios shall retain its co-exclusive license set forth in clause (ii); and (iv) a non-exclusive, royalty-free, fully-paid-up, sublicensable, non-transferable (except in accordance with Section 16.01 (Assignment)), perpetual, irrevocable license under Licensee’s interest in the Joint Combination Therapy Technology to Develop and Commercialize any of [**]. For the purposes of clause (ii), a co-exclusive license means that Licensee agrees not to grant a license to a Third Party to Develop or Manufacture the Licensed Compound, Ivosidenib Materials or Licensed Products in the Territory except to support Development and Commercialization in the Territory in accordance with this Agreement.
Section 2.02 Rights to Sublicense or Subcontract. Licensee may not sublicense, except to Affiliates of Licensee, any of the rights granted to Licensee by Agios under Section 2.01(a) except with Agios’ prior written consent, which consent shall not be unreasonably withheld. Licensee may not subcontract any of Licensee’s obligations hereunder except (subject to Section 8.11 (Methods of Payment)) to Affiliates of Licensee or as set forth on Exhibit D or with Agios’ prior written consent, which consent shall not be unreasonably withheld. Licensee shall ensure that all Licensee Entities comply with all applicable provisions of this Agreement and shall remain responsible for the acts or omissions of all Licensee Entities with respect to this Agreement.

Section 2.03 No Other Rights and Retained Rights. Nothing in this Agreement shall be interpreted to grant either Party any rights under any Patent Rights or Know-How Controlled by the other Party that are not expressly granted herein, whether by implication, estoppel or otherwise, and, notwithstanding the foregoing provisions of Section 2.01 (Grants of Licenses), neither Party grants any right or license in this Agreement to the other Party under Patent Rights or Know-How Controlled by such Party with respect to APIs or drug products other than the Licensed Compound and Licensed Products. Any rights not expressly granted to a Party by the other Party under this Agreement are hereby retained by such other Party.
Section 2.04 Knowledge Transfer.
(a) Within [**] following the Effective Date, Agios shall provide to Licensee all data relating to Licensed Products as included in Regulatory Filings made by any Agios Entity as of the Effective Date, or, upon Licensee’s request, that are reasonably necessary for Licensee to file an IND in the Territory. Licensee shall reimburse Agios for any reasonable Out-of-Pocket Costs incurred by Agios or any of its Affiliates in fulfilling its obligations under this Section 2.04(a).
(b) Subject to Section 8.03(c), throughout the Term, upon Licensee’s request, Agios shall make available to Licensee copies of Agios Regulatory Documents, clinical and preclinical data, and efficacy, safety and pharmacovigilance data, in each case that are Controlled by Agios (collectively, the “Agios Product Data”), to the extent such Agios Product Data are reasonably necessary for any Licensee Entity to Develop, Commercialize or (following the completion of any Manufacturing Technology Transfer) Manufacture any Licensed Product in the Field in the Territory in accordance with this Agreement.
Section 2.05 Product Data and Regulatory Documents.
(a) Throughout the Term, Licensee shall make available to Agios copies of Licensee Regulatory Documents, clinical and preclinical data, efficacy, safety and pharmacovigilance data, and chemistry, manufacturing and controls (“CMC”) data (collectively, the “Licensee Product Data”) to the extent such Licensee Product Data is reasonably necessary for any Agios Entity to Develop, Manufacture or Commercialize the Licensed Compound or any Licensed Product in accordance with this Agreement. Notwithstanding anything to the contrary in Section 15.03, Licensee shall make available to Agios copies of all Licensee Product Data in Chinese, along with, at no charge to Agios, the table of contents in English and an executive summary in English of each module of each Regulatory Filing, with each such summary to be sufficient for Agios to either comment on the document or determine that it wishes to obtain, at its own expense, an English translation of all or part of such document. Upon Agios’ request, Licensee shall make available to Agios copies of Licensee Product Data available in English as well, and, if Licensee uses such English translations solely for purposes of responding to Agios’ request (and not for any other purpose), Agios shall bear any reasonable Out-of-Pocket costs incurred by Licensee in translating such Licensee Product Data from Chinese to English. Agios shall reimburse Licensee for any reasonable Out-of-Pocket Costs incurred by Licensee in fulfilling its obligations under this Section 2.05(a), excluding the costs of preparing English tables of contents and executive summaries of Regulatory Filings as described above.

(b) Subject to Section 8.03(c), the Licensee Entities shall be entitled at no cost to access, use, and reference the Agios Regulatory Documents that are necessary for a Licensee Entity to prepare a Regulatory Filing with respect to the Licensed Products in the Field in the Territory, and Agios Product Data for the Development, Manufacture and Commercialization of the Licensed Products in the Field in the Territory in accordance with this Agreement.
(c) The Agios Entities shall be entitled at no cost to access, use and reference the Licensee Regulatory Documents and Licensee Product Data for the Development, Manufacture or Commercialization of the Licensed Compound or Licensed Products in accordance with this Agreement.
Section 2.06 In-License Agreements.
(a) Subject to Section 16.02 (Acquisitions):
In the event that Agios or any of its Affiliates enters into an agreement with a Third Party after the Effective Date that Agios determines is necessary or reasonably useful for the Development or Commercialization of any Licensed Product in the Field in the Territory, or the Manufacture of the Licensed Compound, Ivosidenib Materials or Licensed Products, then Agios will promptly provide Licensee with notice and a copy of the applicable Third Party agreement. Within [**] following receipt of such notice, Licensee will decide, in its sole discretion, whether to accept the applicable Third Party agreement as an In-License Agreement, and provide notice of such decision to Agios. In such event, subject to Section 8.06(d), Licensee shall pay royalties for sales in the Territory in accordance with such In-License Agreement and the pro rata share of any other costs associated with such In-License Agreement to the extent that such costs apply to any Licensee Entity’s activities under this Agreement. In the event that Licensee declines to accept such Third Party agreement as an In-License Agreement, then (i) such Third Party agreement shall not be deemed to be an “In-License Agreement” hereunder and (ii) any rights granted to Agios under such Third Party agreement will not be deemed to be “Controlled” by Agios or licensed to Licensee under this Agreement. In the event that Licensee accepts such Third Party agreement as an In-License Agreement, such Third Party agreement will thereafter be included within the definition of “In-License Agreement,” and any rights granted to Agios under such In-License Agreement will be deemed to be “Controlled” by Agios and sublicensed to Licensee pursuant to the terms of this Agreement.
(b) Licensee acknowledges and agrees that certain of the rights, licenses and sublicenses granted by Agios to Licensee in this Agreement (including any sublicense rights) are subject to the terms of the In-License Agreements and the rights granted to the Third Party counterparties thereunder, the scope of the licenses granted to Agios or any applicable Affiliate thereunder and the rights retained by such Third Party counterparties and any other Third Parties (including Governmental Authorities) set forth therein. Licensee shall, and shall ensure that each Licensee Entity shall, perform and take such actions to allow Agios and its Affiliates to comply with their obligations under each In-License Agreement, to the extent applicable to Licensee’s rights or obligations under this Agreement. Without limiting the foregoing, each Licensee Entity shall prepare and deliver to Agios, or assist Agios in preparing, any additional reports required under any In-License Agreement, in each case reasonably sufficiently in advance to enable Agios and its Affiliates to comply with their obligations thereunder. Each Licensee Entity shall comply with all provisions of each In-License Agreement that are applicable to such Licensee Entity’s exercise of rights or performance of obligations under this Agreement. To the extent there is a conflict between the terms of any In-License Agreement and any rights granted to, or obligations imposed upon, Licensee hereunder, the terms of the applicable In-License Agreement(s) shall control. Any breach by any Licensee Entity of any provision of any In-License Agreement applicable to any of them pursuant to this Section 2.06 (In-License Agreements) shall be deemed a material breach of this Agreement.
Section 2.07 Exclusivity.
(a) During the Term, Licensee shall not, and Licensee shall ensure that each of its Affiliates and sublicensees shall not, itself or with or through any Third Party, without the prior written consent of Agios, engage in Development, Manufacture or Commercialization of any Competing Product, except Development, Manufacture or Commercialization of Licensed Products in the Field anywhere in the world in accordance with this Agreement.
(b) During the period beginning on the Effective Date and ending on [**], Licensee shall not, and Licensee shall ensure that each of its Affiliates and sublicensees shall not, itself or with or through any Third Party, without the prior written consent of Agios, engage in Development, Manufacture or Commercialization of any compound or product that is not a Competing Product but that directly or indirectly targets patients that have an IDH-1 mutation (“Restricted Product”) to treat or prevent AML, CCA or, if included by Agios into the Field in accordance with Section 1.39, glioma (for clarity, not including glioblastoma multiforme) (“Restricted Indication”), except that Licensee and its Affiliates shall be permitted to [**].
(c) During the Term, neither Agios nor any of its Affiliates shall, itself or with or through any Third Party, without the prior written consent of Licensee, (i) Develop or Commercialize any Competing Product in the Territory in the Field or (ii) engage in Commercialization of Licensed Products for use in any Brain Cancer indication in the Territory except, in each case ((i) and (ii)), pursuant to this Agreement.
(d) Each Licensee Entity will use Commercially Reasonable Efforts to monitor and prevent exports or resale of Licensed Products from or outside the Territory for Development or Commercialization outside of the Territory using methods commonly used in the industry for such purpose, and shall promptly inform Agios of any such actual or suspected exports from the Territory, and the actions taken to prevent such exports. Licensee shall take, and shall ensure that each Licensee Entity takes, reasonable actions requested in writing by Agios that are consistent with Law to prevent such exports. If Licensee or any of its Affiliates or, to Licensee’s or any of its Affiliates’ knowledge, any other Licensee Entity receives a request or order to Develop, Manufacture or Commercialize any Licensed Compound or Licensed Product outside of the Territory, Licensee shall immediately notify Agios thereof, shall not accept such request or order, and shall direct the relevant individual or entity to Agios.
(e) Each Party acknowledges and agrees that the exclusivity obligations set forth in this Section 2.07 (Exclusivity), including the duration and scope thereof, are intended, in part, to protect the Parties’ trade secrets and other Confidential Information. In the event that any arbitrator or court determines that the duration or scope of any provision of this Section 2.07 (Exclusivity) is unreasonable and that any such provision is to that extent unenforceable, each Party agrees that such provision shall remain in full force and effect for the greatest time period and to the greatest scope that would not render it unenforceable. The Parties intend that the provisions of this Section 2.07 (Exclusivity) shall be deemed to be a series of separate covenants, one for each and every product, indication and jurisdiction where such provision is intended to be effective.
ARTICLE III.

GOVERNANCE
Section 3.01 General.
(a) The Parties shall establish (i) a Joint Steering Committee (“JSC”) to oversee and coordinate the overall conduct of the Development and Commercialization of Licensed Products and supply and Manufacturing of the Ivosidenib Materials in the Field in the Territory, (ii) a Joint Development Committee (“JDC”) to oversee and coordinate the Development of the Licensed Products in the Field in the Territory, (iii) a Joint Commercialization Committee (“JCC”) to oversee and coordinate the Commercialization of the Licensed Products in the Field in the Territory and (iv) a Joint Manufacturing Committee (“JMC”) to oversee and coordinate the Manufacturing and supply of the Ivosidenib Materials for the Development and Commercialization of the Licensed Products in the Field in the Territory. The JSC, the JDC, the JCC and the JMC shall each be referred to as a “Committee”. Each Committee shall have decision-making authority with respect to the matters within its purview to the extent expressly provided herein.
(b) From time to time, each Committee may establish one or more subcommittees or working groups to oversee particular projects or activities, as it deems necessary or advisable (each, a “Subcommittee”). Each Subcommittee shall consist of such number of members as the applicable Committee determines is appropriate from time to time. Such members shall be individuals with expertise and responsibilities in the relevant areas. Each Subcommittee shall discuss matters within the scope of such Subcommittee’s oversight and shall report the outcome of the discussions of such Subcommittee to the Committee that formed such Subcommittee promptly after each meeting. Following the receipt of the report from such Subcommittee, the Committee that formed such Subcommittee shall make any required decisions regarding matters set forth in such report.
Section 3.02 Joint Steering Committee.
(a) Within [**] following the Effective Date, the Parties shall establish the JSC. The JSC shall:
(i) discuss and manage the strategic direction of the Development and Commercialization of the Licensed Products in the Field in the Territory;

(ii) monitor and discuss the progress of the Development and Commercialization of the Licensed Products in the Field in the Territory and serve as a forum for exchanging information regarding the conduct of the Development and Commercialization of the Licensed Products in the Field in the Territory;
(iii) oversee and coordinate all of the matters within the responsibilities of the Committees hereunder;
(iv) determine whether to create any additional Committee;
(v) serve as a forum for dispute resolution in accordance with Section 3.08 (Committee Decision Making) with respect to matters that are not resolved at the JDC, JCC or JMC; and
(vi) perform such other duties as are specifically assigned to the JSC under this Agreement.
Section 3.03 Joint Development Committee.
(a) Within [**] following the Effective Date, the Parties shall establish the JDC. The JDC shall:
(i) discuss and approve the Development Plan and any proposed updates or amendments to the Development Plan (including the addition of indications not set forth in the then-current Development Plan), and propose revisions to the Development Plan in accordance with Section 4.01 (Development in the Field in the Territory);
(ii) secure alignment of the Licensee Entities’ Development of Licensed Products in the Territory with Agios’ Development of the Licensed Products outside of the Territory;
(iii) discuss and determine, with respect to each Global Study and on an indication-by-indication basis, whether to include clinical sites in the Territory in such Global Study and whether such Global Study shall be a Joint Global Study;
(iv) discuss and determine the clinical sites in the Territory to be included in each Local Study;
(v) discuss and approve the protocols for each Local Study and Joint Global Study;
(vi) discuss and determine the clinical sites in the Territory to be included in each Joint Global Study;
(vii) for each Joint Global Study, coordinate the operations of the Agios Entities and Licensee Entities with respect to such Joint Global Study;

(viii) discuss and determine the contract research organizations in the Territory to be used for each Joint Global Study;
(ix) discuss and approve the Licensee Entities’ regulatory strategy for the Licensed Products in the Territory based on the then-current Development Plan;
(x) discuss and approve Pre-Clinical Research activities with respect to the Licensed Products that any Licensee Entity wishes to conduct in the Territory;
(xi) provide a forum for the Parties to share information with respect to the Development of the Licensed Products in the Field, including reasonably detailed updates on progress and status of Local Studies and Joint Global Studies in the Territory and commenting on Development activities outside of the Territory and updates regarding interactions with Regulatory Authorities;
(xii) discuss and approve publications and publication plans as to the Development and Commercialization of Licensed Products in the Territory;
(xiii) discuss, coordinate and provide strategic guidance on the Development of the Licensed Products in the Field in the Territory;
(xiv) discuss and approve the content of any IND or Drug Approval Application for any Licensed Product in the Territory; and
(xv) perform such other duties as are specifically assigned to the JDC under this Agreement.
Section 3.04 Joint Commercialization Committee.
(a) Within [**] following the Effective Date, the Parties shall establish the JCC. The JCC shall:
(i) discuss and approve the Launch Plan and discuss the implementation of such Launch Plan;
(ii) discuss and approve the Commercialization Plan each year and discuss implementation of such Commercialization Plan;
(iii) discuss and align Licensee Entities’ commercial activities in the Territory with the Global Brand Strategy;
(iv) discuss and determine whether a Manufacturing Technology Transfer to Licensee would allow for rapid inclusion of the Licensed Products in national reimbursement lists in the Territory, and provide the outcome of such discussion to the JMC;
(v) discuss that the Licensee Entities’ Medical Affairs strategy for the Licensed Products in the Territory and ensure it is in line with Agios’ Global Medical Affairs Strategy;

(vi) discuss and coordinate attendance at national and international conferences and congresses and interactions with key opinion leaders by Licensee Entities in the Territory and by Agios Entities outside the Territory;
(vii) discuss the Licensee Entities’ market access activities in the Territory, including the pricing strategy for the Licensed Products in the Territory;
(viii) discuss Licensee Entities’ sales achieved during the then-preceding [**] period and the forecasted sales numbers for the next [**]; and
(ix) perform such other duties as are specifically assigned to the JCC under this Agreement.
Section 3.05 Joint Manufacturing Committee.
(a) Within [**] following the Effective Date, the Parties shall establish the JMC. The JMC shall:
(i) oversee and coordinate the clinical supply of Ivosidenib Materials to Licensee for Licensee’s Development activities in the Territory;
(ii) oversee and coordinate the commercial supply of Ivosidenib Materials to Licensee for the Commercialization of Licensed Products in the Territory;
(iii) discuss and determine whether to conduct a Manufacturing Technology Transfer to Licensee (after consideration of the outcome of the discussion by the JCC in accordance with Section 3.04(a)(iv)) and, if so (A) determine the activities required for the Manufacturing Technology Transfer and timing thereof; and (B) oversee implementation of the Manufacturing Technology Transfer;
(iv) select and approve the Third Party contract manufacturers of Ivosidenib Materials in the Territory, if other than Licensee (each, a “CMO”), for the Manufacture of Ivosidenib Materials on behalf of Licensee in the Territory; and
(v) perform such other duties as are specifically assigned to the JMC under this Agreement or under the Clinical Supply Agreement or Commercial Supply Agreement.
Section 3.06 Membership. Each Committee shall be composed of [**] representatives from each of Agios and Licensee, each of which representatives shall be of the seniority and experience appropriate for service on the applicable Committee in light of the functions, responsibilities and authority of such Committee and the status of activities within the scope of the authority and responsibility of such Committee. Any representative from either Party can represent such Party on more than one Committee. Each Party may replace any of its representatives on any Committee at any time with written notice to the other Party; provided that such replacement meets the standard described in the preceding sentence. Each Party’s representatives and any replacement of a representative shall be bound by obligations of confidentiality and non-use applicable to the other Party’s Confidential Information that are at least as stringent as those set forth in Article XII (Confidentiality). Each Party may invite a reasonable number of its or its Affiliates’ employees as required or useful to discuss the applicable agenda items. Each Committee shall appoint a chairperson from among its members, with the first chairperson of the JSC and the JDC being a representative of [**] and the first chairperson of each other Committee being a representative of [**]. Each chairperson (whether initially appointed or any successor therefor) shall serve a term of one (1) year, at which time, the applicable Committee shall select a successor chairperson who is a representative of the Party other than the Party represented by the outgoing chairperson (e.g., the second chairperson of each of the JSC and the JDC shall be a representative of [**], the third chairperson of each of the JSC and the JDC shall be a representative of [**], etc.). Within [**] following each Committee meeting, the chairperson of the applicable Committee shall circulate to all Committee members a draft of the minutes of such meeting. The Committee shall then approve, by mutual agreement, such minutes within [**] following circulation. No chairperson of any Committee shall have any greater authority than any other representative of such Committee.
Section 3.07 Meetings.
(a) Each Committee shall hold an initial meeting within [**] after its formation or as otherwise agreed by the Parties. Thereafter, unless the Parties otherwise agree, (i) the JSC shall meet in person or by video teleconference at least [**] and (ii) the JDC, JCC, JMC and any other Committee (other than the JSC) will meet in person or by video teleconference at least [**]. In the event that a Committee (other than the JSC) is formed in [**], such Committee shall have [**] in such calendar year, but in any other case, each Committee (other than the JSC) shall have [**] meetings each calendar year, including in the year of its formation. Unless otherwise agreed in writing by the Parties, all in-person meetings for each Committee shall be held on an alternating basis between Agios’ headquarters in Cambridge, Massachusetts and Licensee’s Affiliate’s office in Shanghai, China, and each Committee shall meet in person at least [**]. Each Party shall be responsible for all of its own personnel and travel costs and expenses relating to participation in Committee meetings.
(b) Agios may upon reasonable notice include relevant representatives of Agios licensees of any Licensed Product outside the Territory to attend any Committee meeting as non-voting guests; provided that such additional representatives shall be bound by obligations of confidentiality and non-use applicable to the other Party’s Confidential Information that are at least as stringent as those set forth in Article XII (Confidentiality). Agios will use good faith efforts to obtain the right, in future license agreements outside of the Territory concerning Licensed Products, to invite representatives of Licensee to attend committee meetings as non-voting guests.
Section 3.08 Committee Decision Making. All decisions of a Committee shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote, and shall be set forth in minutes approved by both Parties. If the JDC, JCC, JMC or any other Committee (other than the JSC) is unable to reach agreement on any matter within [**] after the matter is referred to it or first considered by it, such matter shall be referred to the JSC for resolution. If the JSC is unable to reach agreement on any matter within [**] after the matter is referred to it or first considered by it, such matter shall be referred to the Executive Officers for resolution in accordance with Section 3.09 (Executive Officers; Disputes).

Section 3.09 Executive Officers; Disputes. Each Party shall ensure that an executive officer is designated for such Party at all times during the Term for dispute resolution purposes (each such individual, such Party’s “Executive Officer”), and shall promptly notify the other Party of its initial, or any change in its, Executive Officer. Unless otherwise set forth in this Agreement, in the event of a dispute arising under this Agreement between the Parties, the Parties shall refer such dispute to the Executive Officers, who shall attempt in good faith to resolve such dispute.
Section 3.10 Final Decision-Making Authority. If the Parties are unable to resolve a given dispute within the purview of a Committee within [**] after referring such dispute to the Executive Officers pursuant to Section 3.09 (Executive Officers; Disputes), then, subject to Section 3.11 (Limitations on Decision-Making):
(a) Agios shall have the deciding vote on (i) activities relating to Global Studies worldwide, including selection of sites for Global Studies (in and outside of the Territory), [**] (iv) any matter that could reasonably be expected to have any material adverse effect on Manufacturing, Development or Commercialization for any Licensed Product outside the Territory, which may include adverse effects on the scope, validity or enforceability of any Agios Technology.
(b) Licensee shall have the deciding vote on (i) [**]; provided that such matter [**] does not fall under Agios’ final decision-making authority pursuant to Section 3.10(a).
Any decision made by an Executive Officer in accordance with this Section 3.10 (Final Decision-Making Authority) shall be deemed to be a decision of the relevant Committee.
Section 3.11 Limitations on Decision-Making.
(a) Neither Party shall have the deciding vote on, and no Committee shall have decision-making authority regarding, any of the following matters:
(i) the imposition of any requirements on the other Party to undertake obligations beyond those for which it is responsible, or to forgo any of its rights, under this Agreement;
(ii) the imposition of any requirements that the other Party takes or declines to take any action that would result in a violation of any Law or any agreement with any Third Party or the infringement of intellectual property rights of any Third Party;
(iii) the resolution of any dispute involving the breach or alleged breach of this Agreement;
(iv) the determination of whether a Licensee Entity exerts Commercially Reasonable Efforts under this Agreement;
(v) any decision that is expressly stated to require the mutual agreement (or similar language) of a Committee or the Parties or the approval of the other Party (but not “approval” of a Committee);

(vi) any matters that would excuse such Party from any of its obligations under this Agreement; or
(vii) modifying the terms of this Agreement or taking any action to expand or narrow the responsibilities of any Committee.
(b) The decision-making Party shall make its decision in good faith, subject to the terms and conditions of this Agreement.
(c) In no event may the decision-making Party unilaterally determine that it has fulfilled any obligations hereunder or that the non-deciding Party has breached any obligations hereunder.
(d) In no event may Licensee unilaterally determine that the events required for the payment of milestone payments have not occurred.
(e) In no event may Agios unilaterally determine that the events required for the payment of milestone payments have occurred.
(f) For clarity, approval by a Committee shall not be understood to mean approval by a Party.
Section 3.12 Scope of Governance. Notwithstanding the creation of each of the Committees or anything to the contrary in this Article III, each Party shall retain the rights, powers and discretion granted to it under this Agreement, and no Committee shall be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing. It is understood and agreed that issues to be formally decided by a particular Committee are only those specific issues that are expressly provided in this Agreement to be decided by such Committee, as applicable. For clarity, no Committee shall have any rights, powers or discretion to make any decision regarding the Development, Manufacturing or Commercialization of the Licensed Products outside of the Field or outside of the Territory, and, with respect to such matters relating to Licensed Products that are so excluded from the Committees’ scope of authority, Agios retains all such rights, powers and discretion.
Section 3.13 Alliance Managers. Each of the Parties shall appoint a single individual to manage Development, Manufacturing and Commercialization obligations between the Parties under this Agreement (each, an “Alliance Manager”). The role of the Alliance Manager is to act as a single point of contact between the Parties to ensure a successful relationship under this Agreement. The Alliance Managers may attend any Committee and Subcommittee meetings. Each Alliance Manager shall be a non-voting participant in such Committee and Subcommittee meetings, unless s/he is also appointed a member of such Committee; provided, however, that an Alliance Manager may bring any matter to the attention of a Committee if such Alliance Manager reasonably believes that such matter warrants such attention. Each Party may change its designated Alliance Manager at any time upon written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager by written notice to the other Party. Each Party’s Alliance Manager and any substitute for an Alliance Manager shall be bound by obligations of confidentiality and non-use applicable to the other Party’s Confidential Information that are at least as stringent as those set forth in Article XII (Confidentiality). Each Alliance Manager will also: (a) plan and coordinate cooperative efforts and internal and external communications; and (b) facilitate the governance activities hereunder and the fulfillment of action items resulting from Committee meetings.
ARTICLE IV.

DEVELOPMENT
Section 4.01 Development in the Field in the Territory.
(a) Within [**] after the Effective Date, Licensee shall present the Development Plan, which shall be prepared based on and in accordance with the Initial Development Outline, to the JDC for approval. The Development of Licensed Products in the Field in the Territory shall be governed by the Development Plan, and no Licensee Entity may Develop any Licensed Product in the Field in the Territory other than in accordance with the Development Plan, or as otherwise approved by Agios in advance in writing. Each Development Plan shall provide for each Local Study, Joint Global Study, investigator sponsored trial and registry study to be conducted in the Territory and shall at least contain the Development activities set forth in the Initial Development Outline, unless otherwise approved by Agios in advance in writing. Each Development Plan shall reflect Licensee’s participation in the Joint Global Studies. The JDC shall periodically review the Development Plan and update the Development Plan. Each Party may submit to the JDC from time to time proposed amendments to the Development Plan. The JDC shall review and may approve such proposed amendments or any other proposed amendments that the JDC may consider from time to time in its discretion and, upon any such approval by the JDC, the Development Plan shall be amended accordingly. The Development Plan shall, at all times, only permit the Licensee Entities to Develop Licensed Products in the Initial Indications and any additional indication as approved by both Licensee and Agios in advance in writing (each such additional indication, an “Additional Indication”).
(b) Each Local Study or Joint Global Study conducted in the Territory shall be conducted in accordance with the Development Plan and the study protocol approved by the JDC. Licensee shall be responsible for Local Studies in the Territory and the Parties will be responsible for implementation activities in the Territory as to each Joint Global Study as determined by the JDC. Licensee shall be responsible for paying a portion of the costs of activities with respect to each Joint Global Study in the Territory in accordance with Section 8.03(b) and shall bear all costs of activities with respect to each Local Study.
(c) Licensee agrees that the [**] Trial shall be a Joint Global Study. Promptly after the Effective Date, the Parties shall collaborate to transfer certain responsibilities for the [**] Trial in the Territory to Licensee.
(d) If Licensee does not agree to participate in any Global Study, then (i) Agios may, itself or with or through any other Agios Entity, perform such Global Study in the Territory and (ii) Section 8.03(c) shall apply with respect to such Global Study.

(e) Licensee shall use Commercially Reasonable Efforts to execute and to perform, or cause to be performed, the activities assigned to it in the Development Plan, in each case in accordance with Section 4.04 (Standards of Conduct). Licensee shall use Commercially Reasonable Efforts to participate in each Global Study requested by Agios.
(f) Licensee shall use Commercially Reasonable Efforts to obtain, or cause to be obtained, Regulatory Approval and, if applicable, Reimbursement Approval, for a Licensed Product in each Initial Indication and Additional Indication in each of (i) Mainland China, (ii) Taiwan and (iii) Hong Kong and Macau (with it being agreed that, if Regulatory Approval is obtained in Hong Kong, Licensee shall not also be required to separately obtain Regulatory Approval in Macau), including by providing all necessary resourcing required to seek and maintain Regulatory Approval and, if applicable, Reimbursement Approval for a Licensed Product.
(g) To the extent permissible under applicable Law, Agios or its designee shall own all biological samples obtained in connection with any Global Study, and, at Agios’ request, Licensee shall transfer to Agios or its designee any such biological samples in Licensee’s possession or control. If applicable Law prohibits such ownership or transfer, the Parties will work together to provide Agios or its designee with rights and access to such biological samples as close to those described in the preceding sentence as is permitted by applicable Law.
Section 4.02 Development Reports. At least [**] in advance of the first meeting of the JDC in each calendar year, Licensee shall provide Agios with a written report that summarizes the Development and Commercialization of the Licensed Products in the Field in the Territory performed by the Licensee Entities in the year prior to such meeting of the JDC, and at least [**] in advance of each other meeting of the JDC in such calendar year, Licensee shall provide Agios with a written report that updates the previous annual report or update provided to Agios. Any report described in this Section 4.02 (Development Reports) shall include the status of each pending and proposed Regulatory Filing for Licensed Products in the Field in the Territory. In addition, Licensee shall provide a simple written notice to Agios within [**] of any significant Development events with respect to Licensed Products in the Field in the Territory (e.g., any clinical trial initiation or completion, clinical holds, Regulatory Filings, Regulatory Approvals, Licensee Product Data). In addition to the reports to be submitted under this Section 4.02 (Development Reports), at Agios’ request and to the extent permitted by applicable Law, Licensee shall provide to Agios any information that, at the time of such request, has been generated and is in any Licensee Entity’s possession and that is necessary or reasonably useful for the Development or Commercialization of the Licensed Products by Agios Entities outside of the Territory.
Section 4.03 Pre-Clinical Research. Licensee, itself or through Licensee Entities, shall conduct any Pre-Clinical Research in the Territory in relation to Licensed Products solely to support clinical Development of Licensed Products, in accordance with the Development Plan and as determined by the JDC. Licensee shall promptly provide to Agios all data obtained from any Pre-Clinical Research to the extent permitted by applicable Law. Licensee shall bear all costs related to such Pre-Clinical Research activities.
Section 4.04 Standards of Conduct. The Licensee Entities shall perform all Development activities under the Development Plan (a) in a good scientific manner, (b) in accordance with all applicable GLP, GVP and GCP promulgated or endorsed by any applicable Regulatory Authority in the Territory, or as otherwise specified in the Development Plan, (c) in compliance in all material respects with applicable Laws and (d) in a manner that could not reasonably be expected to have a material adverse effect on the Development, Manufacture or Commercialization of the Licensed Compound or any Ivosidenib Materials or Licensed Product outside of the Territory.
Section 4.05 Records. The Licensee Entities shall maintain written or electronic records in sufficient detail, in a good scientific manner (in accordance with all applicable GLP, GVP and GCP promulgated or endorsed by any applicable Regulatory Authority in the Territory, or as otherwise specified in the Development Plan) and appropriate for regulatory and patent purposes, which are complete and accurate in all material respects and reflect all Development work performed under the Development Plan and results achieved. Agios shall have the right, upon reasonable advance notice, and no more than [**], to inspect and copy all such records (for clarity, including all applicable clinical, regulatory and quality records).
Section 4.06 Companion Diagnostics. Licensee shall use Commercially Reasonable Efforts to Develop or have Developed and make commercially available or have made commercially available, at Licensee’s sole cost, a companion diagnostic for each Licensed Product in the Territory, to the extent required in order to obtain Regulatory Approval, or under the Regulatory Approval, for such Licensed Product and not otherwise available in the Territory.
Section 4.07 Brain Cancer. Agios shall notify Licensee in writing after deciding to pursue, not to pursue, or to cease pursuing, Development of Licensed Products in Brain Cancer indications. For clarity, once Brain Cancer indications have been included in the Field, they cannot be removed from the Field except upon mutual written agreement of the Parties.
ARTICLE V.

REGULATORY
Section 5.01 Regulatory Filings.
(a) Under the oversight of the JDC and subject to Section 4.01(a) and (b), Licensee shall have the responsibility to prepare, obtain, and maintain all Regulatory Filings and Regulatory Approvals, and to conduct communications with the Regulatory Authorities in the Territory, for the Development or Commercialization of Licensed Products in the Field in the Territory undertaken by any Licensee Entity. All Regulatory Filings and communications with Regulatory Authorities in the Territory shall accurately reflect the datasets used by Agios in its Regulatory Filings outside of the Territory. Licensee shall provide Agios with an opportunity to review and comment on all Regulatory Filings in the Territory and consider Agios’ comments in good faith. Licensee shall provide access to interim drafts of all Regulatory Filings to Agios via access methods (such as secure databases) as agreed by the Parties, and Agios shall provide its comments on the final drafts of all Regulatory Filings or of proposed material actions within [**], or such other longer period of time mutually agreed to by the Parties. In the event that a Regulatory Authority establishes a response deadline for any Regulatory Filing or material action shorter than such [**] period, the Parties shall work cooperatively to ensure that Agios has a reasonable opportunity for review and comment within such deadlines.

(b) All IND or Drug Approval Applications for any Licensed Product in the Territory shall be filed only after approval by the JDC; provided, however, that (i) Agios may, without approval of the JDC, file an IND in the Territory for (A) the [**] Trial prior to the Effective Date or (B) any Global Study that is not a Joint Global Study but that includes clinical sites in the Territory, and (ii) [**].
(c) All Regulatory Filings for Local Studies of Licensed Products in the Field in the Territory and corresponding applicable applications for marketing or regulatory exclusivity shall be owned by Licensee and shall be filed by Licensee or its designated Licensee Entity in the name of an Agios Entity or a Licensee Entity, as appropriate under applicable Law. All Regulatory Filings for Global Studies of Licensed Products in the Field in the Territory and corresponding applicable applications for marketing or regulatory exclusivity shall be filed in the name of and shall be owned by Agios. Except as set forth above, all Licensee Regulatory Documents (including all Regulatory Approvals therein) shall be owned by, and shall be the sole property of, Licensee or its designated Licensee Entity. All Regulatory Filings and Regulatory Approvals in the Field in the Territory shall be at Licensee’s sole expense. Any Confidential Information of Agios or any of its Affiliates that is incorporated into any Regulatory Documents filed in the name of or owned by any Licensee Entity shall remain Confidential Information of Agios or its applicable Affiliate(s) and shall remain subject to the terms of Article XII (Confidentiality).
(d) Subject to Section 8.03(c), Agios shall, in support of Licensee’s preparation and filing of any IND or Drug Approval Application with respect to any Licensed Product in the Field in the Territory, to the extent required and upon Licensee’s written request, provide Licensee access to a complete electronic copy of Agios Regulatory Documents to the extent permitted by applicable Law. Licensee shall, in support of each Agios Entity’s preparation and filing of any IND or Drug Approval Application with respect to any Licensed Product outside of the Territory, to the extent required and upon Agios’ written request, provide Agios access to a complete electronic copy of Licensee Regulatory Documents to the extent permitted by applicable Law.
(e) Licensee, itself or with or through any other Licensee Entity, shall be the Local Registration Agent of (a) each Local Study, and each Global Study that includes clinical sites in the Territory, for which an Agios Entity owns the applicable IND(s) and (b) if requested by Agios, the [**] Trial.
ARTICLE VI.

COMMERCIALIZATION
Section 6.01 General, Launch Plan and Commercialization Plan. Under the direction of the JCC and in accordance with the Launch Plan and Commercialization Plan, Licensee (itself or through any of the Licensee Entities) shall have the sole right to Commercialize (including booking sales, establishing pricing and related interactions with Governmental Authorities to be listed on the central or provincial reimbursement list, warehousing, commercial distribution, order processing, invoicing and collection) the Licensed

Products in the Field in the Territory at its sole expense. At least [**] prior to anticipated approval of the first Drug Approval Application for a Licensed Product in the Field in the Territory, Licensee shall present the draft Launch Plan to the JCC for review and discussions. Notwithstanding the foregoing, if the first approval of the first Drug Approval Application for a Licensed Product in the Field in the Territory may be obtained soon enough that is not possible for Licensee to present a draft Launch Plan [**] in advance, Licensee shall present such draft Launch Plan as soon as possible. Within [**] prior to the anticipated approval of the first Drug Approval Application for a Licensed Product in the Field in the Territory, Licensee shall submit to the JCC the final Launch Plan for review and discussions and approval. Each year after the approval of the first Drug Approval Application for a Licensed Product in the Field in the Territory, Licensee shall submit to the JCC the Commercialization Plan for review and discussions and approval.
Section 6.02 Promotional Materials; Conferences and Opinion Leaders. Licensee shall ensure that all promotional materials for the Licensed Products in the Territory are consistent with the Global Brand Strategy and the approved labeling for such Licensed Products in the Territory and that such promotional materials comply in all respects with Law. Licensee shall share the promotional materials used in the Territory by any Licensee Entity in connection with the Licensed Products in the Territory with the JCC on a regular basis, and the JCC shall have the right to review and comment on, which comments shall be considered in good faith by the Licensee Entities, any of the Licensee Entities’ promotional materials prior to their use in the Territory. As commercially reasonable, Licensee shall attend international and Territory-specific conferences and congresses in the Territory relating to Licensed Products and shall establish relationships with key opinion leaders with respect to Licensed Products in the Territory. Licensee shall provide Agios with summary reports of conferences that Licensee attended and of key opinion leaders met. Agios may attend conferences or congresses in the Territory, at its option; provided, however, that Licensee shall be responsible for leading the presence of the Parties at any Territory-specific conference or congress and Agios shall be responsible for leading the presence of the Parties at any international conference or congress in the Territory. Licensee may attend international conferences or congresses outside of the Territory, at its option; provided, however, that Agios shall be responsible for leading the presence of the Parties at any such conference or congress. Licensee may, after consultation with Agios, invite key global opinion leaders to the Territory for educational advisory board purposes.
Section 6.03 Commercialization Reports. At least [**] in advance of each meeting of the JCC, for any meeting of the JCC following the First Commercial Sale of any Licensed Product in the Field in the Territory, Licensee shall provide the JCC with (a) a written report that summarizes Commercialization and Medical Affairs activities performed during the prior [**] period with respect to each Licensed Product in each Jurisdiction in the Territory, (b) detailed sales reports for each month of the prior [**] period of each Licensed Product in each Jurisdiction in the Territory, and (c) [**] sales forecasts for each Licensed Product in each Jurisdiction in the Territory for the next [**]. Licensee shall provide an update of such report at each JCC meeting.
Section 6.04 Commercialization Efforts. Licensee shall use Commercially Reasonable Efforts to Commercialize Licensed Products in each of (i) Mainland China, (ii) Taiwan and (iii) Hong Kong and Macau (it being understood that, if Licensee Commercializes

Licensed Products in Hong Kong, it may be Commercially Reasonable to not separately also Commercialize Licensed Products in Macau given the small number of patients in Macau).
Section 6.05 Standards of Conduct. The Licensee Entities shall perform all Commercialization activities with respect to Licensed Products in the Field in the Territory (a) in a manner consistent with the Global Brand Strategy, (b) in a professional and ethical business manner, (c) in compliance in all material respects with applicable Laws and (d) in a manner that could not reasonably be expected to have a material adverse effect on the Development, Manufacture or Commercialization of the Licensed Compound or any Ivosidenib Materials or Licensed Product outside of the Territory. Licensee shall ensure that the Medical Affairs strategy that each applicable Licensee Entity pursues for the Licensed Products in the Territory is in line with the Global Medical Affairs Strategy and that all Licensed Products Commercialized by Licensee Entities conform to the specifications and quality standards therefor provided by Agios.
Section 6.06 Trademarks. The Parties shall cooperate to choose a Trademark in Chinese for use in the Territory, which may vary by Jurisdiction if agreed to by the Parties, and any such Trademark shall be owned by Agios and subject to the terms of the trademark license set forth in Exhibit C. Except as expressly provided herein, or except as otherwise required by applicable Law or agreed by the Parties in advance in writing, neither Party shall have any right to use the other Party’s or the other Party’s Affiliates’, and Licensee shall not have any right to use any Agios Entity’s, corporate names or logos in connection with any Development or Commercialization of any Licensed Product. At Agios’ option, and if permitted by local Laws in each Jurisdiction, each Licensed Product in the Territory shall be co-branded with the Agios name and Agios-designated corporate trademark, in a manner to be reasonably agreed by the Parties and subject to the terms of the trademark license set forth in Exhibit C, consistent with the Global Brand Strategy.
ARTICLE VII.

MANUFACTURE AND SUPPLY
Section 7.01 Clinical Supply. The Parties will negotiate in good faith and enter into a supply agreement for clinical supply of Ivosidenib Materials and a related quality agreement (collectively, the “Clinical Supply Agreement”) within [**] after the Effective Date, or at such later date as may be mutually agreed in writing. The Clinical Supply Agreement will be consistent with the terms set forth in this Section 7.01 (Clinical Supply). From and after the execution of the Clinical Supply Agreement, and subject to the terms of such Clinical Supply Agreement, Agios will use Commercially Reasonable Efforts, either itself or through Third Parties, to supply to Licensee Ivosidenib Materials in quantities that are reasonably sufficient for the conduct of Development of Licensed Products in the Field in the Territory by the Licensee Entities in accordance with the Development Plan. For any Ivosidenib Materials supplied by Agios to Licensee pursuant to this Section 7.01 (Clinical Supply) for purposes of Development of Licensed Products in the Field in the Territory, Licensee shall pay to Agios the Supply Price for such Ivosidenib Materials, payable within [**] after receipt of an invoice therefor. Licensee shall be responsible for the labeling and packaging of Bulk Drug Product or Brightstock supplied by Agios for clinical use in the Territory at its sole expense. After the Manufacturing Technology Transfer, Licensee shall be responsible for (subject to Section 3.10 (Final Decision-Making

Authority)) the Manufacturing of API Bulk Drug Substance into Finished Drug Product for Local Studies at its sole expense; provided, however, that Licensee shall only be permitted to Manufacture API Bulk Drug Substance into Finished Drug Product (a) through a CMO approved by the JMC or (b) solely if Licensee is able to conduct such Manufacturing in compliance with cGMP and all specifications provided by Agios from time to time, in-house. All Licensed Products for Global Studies with clinical sites in the Territory shall be supplied by Agios.
Section 7.02 Commercial Supply. The Parties will negotiate in good faith and enter into a supply agreement for commercial supply of Ivosidenib Materials and a related quality agreement (collectively, the “Commercial Supply Agreement”; the Commercial Supply Agreement and the Clinical Supply Agreement each a “Supply Agreement”) at least [**] prior to the anticipated date of receipt of the first Regulatory Approval for the first Licensed Product in the Territory, or at such later date as may be mutually agreed in writing. The Commercial Supply Agreement will be consistent with the terms set forth in this Section 7.02 (Commercial Supply) and may include means of addressing disruptions in Manufacturing consistent with Section 7.07 (Supply Disruption), whether such disruptions in Manufacturing are of Licensee, Licensee’s CMO or a manufacturer of Agios. From and after the execution of the Commercial Supply Agreement, and subject to the terms of such Commercial Supply Agreement, Agios will use Commercially Reasonable Efforts, either itself or through Third Parties, to Manufacture and supply to Licensee Ivosidenib Materials in quantities that are reasonably sufficient for the conduct of Commercialization of Licensed Products in the Field in the Territory by the Licensee Entities in accordance with the Launch Plan and the Commercial Plan. For any Ivosidenib Materials supplied by Agios to Licensee pursuant to this Section 7.02 (Commercial Supply) for purposes of Commercialization of Licensed Products in the Field in the Territory, Licensee shall pay to Agios the Supply Price for such Ivosidenib Materials, payable within [**] after receipt of an invoice therefor. Prior to the Manufacturing Technology Transfer, Licensee shall be responsible for the Manufacturing of Bulk Drug Product into Finished Drug Product for Commercialization in the Territory at its sole expense. After the Manufacturing Technology Transfer, Licensee shall be responsible for the Manufacturing of API Bulk Drug Substance into Finished Drug Product for Commercialization in the Territory at its sole expense; provided, however, that Licensee shall only be permitted to Manufacture API Bulk Drug Substance into Finished Drug Product (a) through a CMO approved by the JMC or (b) solely if Licensee is able to conduct such Manufacturing in compliance with cGMP and all specifications provided by Agios from time to time, in-house.
Section 7.03 Manufacturing Technology Transfer. The Parties agree that discussions on a potential Manufacturing Technology Transfer shall not be commenced prior to [**]. At any time thereafter (or such earlier date as Agios may agree to in writing), the Parties will discuss at either Party’s request, through the JCC and the JMC, a Manufacturing Technology Transfer; provided, however, that, subject to Section 3.10, the final decision regarding whether such a transfer shall be made shall be made by [**]. Licensee shall pay to Agios an amount equal to [**] percent ([**]%) of Agios’ and its Affiliates’ reasonable, documented Out-of-Pocket Costs related to the Manufacturing Technology Transfer within [**] after receipt of any invoice therefor. Agios shall have the right, at any time upon reasonable advance notice, to inspect Licensee’s or the applicable CMO’s facilities in which Licensed Products are Manufactured.
Section 7.04 Specifications. Licensee shall ensure that any Manufacturing of Licensed Products conducted by or on behalf of any Licensee Entity is to specifications provided by Agios from time to time, as may be further described in the Supply Agreements, and is consistent with the license granted to Licensee in Section 2.01(a)(iii).
Section 7.05 Serialization. Licensee shall ensure that any Manufacturing or distribution of Licensed Products by or on behalf of any Licensee Entity complies with any Serialization requirements required by applicable Law.
Section 7.06 Agios Supply Chain Security Requirements. Licensee commits to refrain, and to cause each Licensee Entity to refrain, from selling Licensed Product to unauthorized Third Parties or end users under Trade Control Laws such as any military and law enforcement parties of Sanctioned Countries, including but not limited to military hospitals. Licensee shall perform this Agreement in the Territory in compliance with Trade Control Laws as defined herein and within the limits set forth by any applicable OFAC Authorization. Licensee acknowledges and will ensure that any Licensee Entity shall comply in connection herewith with Trade Control Laws and the scope of any applicable OFAC Authorization. Licensee shall ensure that this duty to comply with such Trade Control Laws and the prohibitions or restrictions it involves will be reflected in the agreement to be entered into by Licensee and each Licensee Entity. Such OFAC Authorization or Trade Control Laws may restrict the selling of Licensed Products to specific Third Parties as mentioned therein. Licensee shall, and shall ensure that each Licensee Entity shall, comply with such restrictions imposed by the OFAC Authorization to the extent they apply to Third Parties to which it sells Licensed Products pursuant to this Agreement. While storing, handling or distributing the Licensed Products, Licensee Entities shall make all reasonable efforts to comply with Agios supply chain security requirements set forth in Exhibit E attached hereto, as may be amended by Agios from time to time, in order in particular to verify the security and integrity of the Licensed Products through all points of the supply chain. Licensee shall also ensure that any subcontractors used by Licensee in the distribution of the Licensed Products are duly informed of such requirements and make reasonable efforts to comply with these requirements. Licensee expressly agrees it will not do anything under this Agreement which could cause Agios to be in breach of Trade Control Laws. In the event that Licensee violates any Trade Control Law or the terms or conditions set by the OFAC Authorization to any Sanctioned Countries (or in the case of a Licensee Entity, the Licensee Entity commits such violation and Licensee fails to terminate its agreement with the Licensee Entity upon becoming aware of such violation), or breaches any provision in this Section 7.06 (Agios Supply Chain Security Requirements), Agios shall have the right to unilaterally terminate this Agreement pursuant to Section 14.05 (Termination for Breach), except that the cure period set forth therein shall not apply.
Section 7.07 Supply Disruptions. If for any reason Agios is in good faith unable to supply any or all of the quantities of the Ivosidenib Materials required to be supplied under a Supply Agreement, it shall provide Licensee with reasonable prior written notice thereof, which shall include a reasonable explanation for such failure and, as soon as practicable, use Commercially Reasonable Efforts to appoint a Third Party designee for the supply of the Ivosidenib Materials to Licensee within the same terms and conditions thereof. In the event of a shortfall in Agios’ ability to supply the Ivosidenib Materials, it shall use Commercially Reasonable Efforts to provide Licensee with as much quantity of the Ivosidenib Materials as possible, considering Agios’ (and the other Agios Entities’) other requirements for the Ivosidenib Materials outside of the Territory. Agios shall use reasonable efforts to equitably allocate supply in the event of a shortfall. Reduction in Licensee’s sales of the Licensed Product due to Agios’

inability to supply in good faith any or all of the quantities of the Ivosidenib Materials required shall be taken into consideration when assessing Licensee’s obligations relating to Development and Commercialization. Subject to the Supply Agreements, in the event that, following a Manufacturing Technology Transfer, Licensee experiences difficulty in obtaining a sufficient quantity of Bulk Drug Product, Licensee shall promptly notify Agios and Agios may then supply Licensee with API Bulk Drug Substance, Bulk Drug Product or Brightstock, notwithstanding the foregoing in this Article VII.
ARTICLE VIII.

PAYMENTS
Section 8.01 Upfront Payment. Within [**] following receipt of an invoice therefor, Licensee shall pay Agios a one-time, non-refundable, non-creditable upfront payment of Twelve Million Dollars ($12,000,000), by wire transfer.
Section 8.02 Technology Transfer Costs. Licensee shall pay to Agios the amounts described in Section 7.03 (Manufacturing Technology Transfer) in accordance with the procedures set forth in such Section.
Section 8.03 Development Costs.
(a) Except as expressly provided in this Agreement or the Development Plan, each Party shall bear its own costs incurred in the performance of its obligations under Article IV (Development).
(b) Notwithstanding anything to the contrary in Section 8.03(a), for any Joint Global Study, Licensee shall (i) bear all costs incurred by Licensee Entities and all Out-of-Pocket Costs incurred by Agios and its Affiliates in the performance of such Joint Global Study in the Territory; and in addition (ii) pay to Agios [**] percent ([**]%) of the Out-of-Pocket Costs incurred by Agios and its Affiliates set forth in clause (i) of this Section 8.03(b), as remuneration for Agios’ overhead costs directly and solely related to such Joint Global Study.
(c) Notwithstanding Licensee’s rights pursuant to Section 2.01(a) or Licensee’s access rights pursuant to Section 2.04 (Knowledge Transfer), Section 2.05(b) or Section 5.01(d), for any Global Study (A) for which Agios (and, with respect to the [**] Trial, the Third Party(ies) conducting the [**] Trial) requests any Licensee Entity to be the Local Registration Agent, (B) for which such Licensee Entity(ies) decided not to be the Local Registration Agent, and (C) which, therefore, is not a Joint Global Study (excluding the [**] Trial and the Global Studies included in the Ongoing Trials), except in instances of an Exception, Licensee shall not have access to any Agios Product Data or Agios Regulatory Documents arising out of such Global Study, unless and until Licensee pays to Agios [**] percent ([**]%) of Agios’ and its Affiliates’ Out-of-Pocket Costs incurred with regards to such Global Study on a worldwide basis. For purposes of this Section, “Exception” shall mean, (i) with respect to a given Global Study, that SDA will not accept such Global Study (with or without any bridging study(ies)) as sufficient to support an application for Regulatory Approval for the applicable Licensed Product in Mainland China and, instead, requires Licensee to conduct one or more alternative studies (other than any bridging study(ies)) to support the filing of an application for Regulatory Approval for such

Licensed Product in Mainland China or (ii) solely with respect to Hong Kong, Macau and Taiwan, that Agios will provide to Licensee the U.S. NDA dossier at no cost for use in Licensee’s applications for Regulatory Approval in Hong Kong, Macau and Taiwan. In the instance of an Exception falling under (i), above, Licensee shall not have access to any Agios Product Data or Agios Regulatory Documents arising out of such Global Study, unless and until Licensee pays to Agios [**] percent ([**]%) of Agios’ and its Affiliates’ Out-of-Pocket Costs incurred with regards to such Global Study on a worldwide basis. For clarity, at all times, safety data from both within and outside the Territory shall be shared between the Parties at no cost to the recipient Party in order to fulfill regulatory requirements, pursuant to a separate pharmacovigilance agreement to be agreed between the Parties as soon as reasonably practicable following the Effective Date. For the avoidance of doubt, if no Licensee Entity is requested to be the Local Registration Agent for the [**] Trial, then this Section 8.03(c) shall not apply to the [**] Trial and Agios shall transmit [**] to Licensee all data arising from the [**] Trial that Agios is required to provide to Licensee pursuant to Section 2.04(b).
(d) Within [**] following the end of each calendar quarter in which a Joint Global Study is being conducted, Agios shall invoice Licensee for the amounts set forth in Section 8.03(b) or Section 8.03(c). Licensee shall pay all amounts payable under such invoice within [**] after the end of each calendar quarter.
Section 8.04 Development Milestone Payment.
(a) Licensee shall make the non-refundable, non-creditable milestone payments to Agios set forth in the table below no later than [**] after the earliest date on which the corresponding milestone event has been achieved by any Licensee Entity with respect to any Licensed Product to achieve such milestone event, regardless of whether such milestone event was achieved for such Licensed Product in monotherapy or as part of a combination therapy. The references to achieving milestones in Mainland China set forth in this Section 8.04(a) are subject to Section 8.04(d).

Milestone Event	Milestone Payment
(i) Dosing of the first patient in a Local Study in any hematological indication in Mainland China	$5,000,000
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

(b) The milestone payments set forth in rows (i) through (viii) above shall be payable only once, upon the first achievement of such milestone event. The milestone set forth in row (ix) above shall be payable for each distinct indication for which any Licensee Entity receives Regulatory Approval in the Territory.
(c) If Licensee has not paid to Agios a milestone payment set forth in row (iii) above, and a milestone event set forth in row (iv) or (v) above occurs, then, upon the occurrence of such milestone event set forth in row (iv) or (v), Licensee shall pay to Agios [**] percent ([**]%) of the milestone payment set forth in row (iii), with the remaining [**] percent ([**]%) to be due upon achievement of [**]. If Licensee has not paid to Agios a milestone payment set forth in row (vi) above, and a milestone event set forth in row (vii) above occurs, then, upon the occurrence of such milestone event set forth in row (vii), Licensee shall pay to Agios [**] percent ([**]%) of the milestone payment set forth in row (vi), with the remaining [**] percent ([**]%) to be due upon achievement of [**].
(d) In the event that Licensee achieves a milestone set forth in rows (iii) through (ix) in a Jurisdiction other than [**], Licensee shall pay to Agios [**] percent ([**]%) multiplied by the applicable milestone payment upon such achievement, with the remaining [**] percent ([**]%) due upon achievement of the applicable milestone in [**].
(e) The partial milestone payment provisions set forth in both of the foregoing Sections 8.04(c) and 8.04(d) may apply to a given milestone payment in accordance with the terms of such Sections. In such event, the unpaid remainders of such milestone payments shall become payable in accordance with the principles set forth in such Sections; provided that, for the avoidance of doubt, such principles are intended to apply such that, once the applicable condition for payment of a milestone remainder is satisfied, the remainder amount to be paid, when aggregated with the prior partial payment under the applicable provision, shall cumulatively add to the milestone payment amount for such milestone that would have been payable had the applicable partial payment provision never applied (i.e., the application of such partial payment provisions shall not result in milestone payments that are larger or smaller following the payment of such remainder amounts than the full milestone payment amounts that would have been payable had the milestone payments been earned in full, assuming the applicable payment conditions are satisfied), as demonstrated in the illustrative examples attached hereto as Schedule 8.04(e).
(f) Upon achievement by any Licensee Entity of any of the milestone events listed above, Licensee shall promptly (but in no event more than [**] after such achievement) notify Agios of such achievement.
Section 8.05 Sales Milestone Payments. Licensee shall pay to Agios the following non-refundable and non-creditable amounts after the first achievement of aggregate Net Sales of all Licensed Products in the Territory in a calendar year that meet or exceed the minimum annual Net Sales thresholds set forth below, which payment shall be made no later than [**] after the end of the calendar quarter in which the applicable threshold(s) is(are) met or exceeded:

Annual Net Sales Threshold	Payment Amount
Equal to or greater than $[**]	[**]
Equal to or greater than $[**]	[**]
Equal to or greater than $[**]	[**]
Equal to or greater than $[**]	[**]
Equal to or greater than $[**]	[**]
Equal to or greater than $[**]	[**]

Each milestone payment in this Section 8.05 (Sales Milestone Payments) shall be payable only once upon the first achievement of such milestone in a given calendar year and no amounts shall be due for subsequent or repeated achievements of such milestone in subsequent calendar years. For clarity, the Net Sales of all Licensed Products in a calendar year shall be aggregated for purposes of determining whether any milestone in the table above has been met. If more than one of the milestones set forth in the table above are first achieved in a single calendar year, then Licensee shall pay to Agios in such calendar year all of the payments corresponding to all of the milestones achieved in such calendar year under this Section 8.05 (Sales Milestone Payments).
Section 8.06 Royalties.

(a) Subject to the remainder of this Section 8.06 (Royalties), Licensee shall pay Agios the following royalties on aggregate Net Sales of all Licensed Products, at an incremental royalty rate determined by aggregate annual Net Sales of all Licensed Products in each calendar year during the Term in the Territory:

Portion of Annual Net Sales of all Licensed Products	Royalty
Less than or equal to $[**]	15%
Greater than $[**] and less than or equal to $[**]	[**]%
Greater than $[**]	19%

By way of example and not limitation, if Net Sales of all Licensed Products in a calendar year are [**] Dollars ($[**]), then the royalty shall be [**].
(b) Running royalties paid by Licensee under this Section 8.06 (Royalties) shall be paid on a Licensed Product-by-Licensed Product and Jurisdiction-by-Jurisdiction basis until the latest of (i) the expiration of the last-to-expire Valid Claim in the Agios Patent Rights or Joint Combination Therapy Patent Rights that Covers such Licensed Product in the Field in such Jurisdiction, (ii) expiration of marketing or regulatory exclusivity with respect to such Licensed Product in such Jurisdiction, or (iii) ten (10) years from the First Commercial Sale of such Licensed Product in the Field in such Jurisdiction (each, a “Royalty Term”). Following the expiration of the Royalty Term with respect to a particular Licensed Product in the Field in a Jurisdiction (but not following an earlier termination of this Agreement), the licenses granted by Agios to Licensee pursuant to Section 2.01(a) with respect to such Licensed Product in the Field in such Jurisdiction shall be perpetual, irrevocable, fully-paid and royalty-free, and Net Sales of such Licensed Product shall no longer be included in the aggregate Net Sales calculation in Section 8.06(a) but shall be included in calculations of Net Sales for the purposes of Section 8.05 (Sales Milestones Payments).
(c) Notwithstanding the provisions of Section 8.06(a), on a Jurisdiction-by-Jurisdiction basis, during any period in such Jurisdiction in which (i) the sale of a given Licensed Product would not infringe a Valid Claim of the Agios Patent Rights or a Valid Claim of the Joint Combination Therapy Patent Rights and (ii) there is no marketing or regulatory exclusivity with respect to such Licensed Product in such Jurisdiction, Licensee shall pay royalty rates for sales of such Licensed Product in such Jurisdiction that shall be set at [**] percent ([**]%) of the applicable royalty rate determined in accordance with Section 8.06(a).
(d) In the event that Licensee or Agios obtains, after the Effective Date, a license under, or other rights to, Patent Rights or Know-How from any Third Party(ies) that are necessary in order to Commercialize a given Licensed Product in the Field in a given

Jurisdiction, [**] percent ([**]%) of any and all royalty payments actually paid directly, or indirectly in accordance with Section 2.06(a), as applicable, under such Third Party licenses by Licensee or its Affiliates for sales of such Licensed Product in the Field in such Jurisdiction in a given calendar quarter shall be creditable against the royalty payments due to Agios by Licensee for sales of such Licensed Product in such Jurisdiction in such calendar quarter.
(e) Notwithstanding the provisions of Section 8.06(a), on a Jurisdiction-by-Jurisdiction basis, during any period in such Jurisdiction in which (i) the sale of a given Licensed Product would infringe a Valid Claim of the Joint Combination Therapy Patent Rights but not a Valid Claim of the Agios Patent Rights and (ii) there is no marketing or regulatory exclusivity with respect to such Licensed Product in such Jurisdiction, Licensee shall pay royalty rates for sales of such Licensed Product in such Jurisdiction that shall be set at [**] percent ([**]%) of the applicable royalty rate determined in accordance with Section 8.06(a).
(f) Notwithstanding the provisions of the above subparts (c), (d) and (e) of this Section, in no event shall the total royalty rate reduction(s) allowable under such subparts with respect to a given Licensed Product in a given Jurisdiction in a given calendar quarter, alone or together, lead to a reduction of more than [**] percent ([**]%) of the applicable royalty rate determined in accordance with Section 8.06(a).
Section 8.07 Royalty Payments and Reports.
(a) On a Licensed Product-by-Licensed Product and Jurisdiction-by-Jurisdiction basis, until the expiration of the Royalty Term with respect to such Licensed Product in such Jurisdiction, Licensee agrees to (i) send an email to Agios within [**] after the end of each calendar quarter with a good faith estimate of the amount of the royalties owed with respect to such Licensed Product in such Jurisdiction in such calendar quarter and (ii) provide quarterly written reports to Agios within [**] after the end of each calendar quarter, covering all Net Sales of such Licensed Product in such Jurisdiction by any Licensee Entity, each such written report stating for the period in question the amount of gross sales and Net Sales of each Licensed Product in each Jurisdiction in the Territory during the applicable calendar quarter (including such amounts expressed in local currency and as converted to Dollars) and a calculation of the amount of royalty payment due on such Net Sales for such calendar quarter.
(b) Licensee shall make the royalty payments due hereunder within [**] after the end of each calendar quarter.
Section 8.08 Financial Responsibility for Licensee In-License Agreements. Licensee shall be solely responsible for payment of any and all amounts due to any Third Party under or in connection with any Licensee In-License Agreement.
Section 8.09 Recordkeeping.
(a) Each Licensee Entity shall keep full, clear and accurate records of Licensed Products that are made, used or sold under this Agreement and of any costs borne by such Licensee Entity for any Joint Global Study, in accordance with the Accounting Standards consistently applied, for a period of at least [**] after the end of the calendar year to which the records relate, setting forth the sales of Licensed Products in sufficient detail to enable royalties and other amounts payable to Agios hereunder to be determined. Each Licensee Entity further agrees to permit its books and records to be examined by an independent accounting firm selected by Agios and reasonably acceptable to Licensee no more than [**], to verify any reports and payments delivered under this Agreement during the [**] most recently-ended calendar years, upon reasonable notice (which shall be no less than [**] prior notice) and during regular business hours and subject to a reasonable confidentiality agreement. The Parties shall reconcile any underpayment or overpayment within [**] after the accounting firm delivers the results of any audit. Such examination is to be made at the expense of Agios, except in the event that the results of the audit reveal an underpayment by Licensee of [**] percent ([**]%) or more during the period being audited, in which case reasonable audit fees for such examination shall be paid by Licensee.
(b) Agios shall keep full, clear and accurate records of costs of performance of the Out-of-Pocket Costs for each Global Study and Out-of-Pocket Costs incurred in accordance with Section 2.04(a) and Section 7.03 (Manufacturing Technology Transfer), in accordance with the Accounting Standards consistently applied, for a period of at least [**] after the end of the calendar year to which the records relate, in sufficient detail to enable Licensee’s payment obligations under Section 8.03(b), Section 8.03(c), Section 2.04(a) and Section 7.03 (Manufacturing Technology Transfer) to be determined. Agios further agrees to permit its books and records to be examined by an independent accounting firm selected by Licensee and reasonably acceptable to Agios no more than [**], to verify any invoices delivered under Section 8.03(d), Section 2.04(a) or Section 7.03 (Manufacturing Technology Transfer) during the [**] most recently-ended calendar years, upon reasonable notice (which shall be no less than [**] prior notice) and during regular business hours and subject to a reasonable confidentiality agreement. The Parties shall reconcile any underpayment or overpayment within [**] after the accounting firm delivers the results of any audit. Such examination is to be made at the expense of Licensee, except in the event that the results of the audit reveal an overcharging by Agios of [**] percent ([**]%) or more during the period being audited, in which case reasonable audit fees for such examination shall be paid by Agios.
Section 8.10 Currency Conversion. Wherever it is necessary to convert currencies for Net Sales invoiced in a currency other than the Dollar, such conversion shall be made into Dollars at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last Business Day of the applicable calendar quarter or, if such rate is unavailable, a substitute therefor reasonably selected by Agios. All payments due to Agios under this Agreement shall be made without deduction of exchange, collection or other charges. Once the amount of Net Sales paid to Agios in respect of a particular calendar quarter has been converted into Dollars, such amount of Dollars shall be used for the purpose of calculating the total amount of Net Sales during the calendar year that includes such calendar quarter.
Section 8.11 Methods of Payment. All payments due to Agios under this Agreement shall be made by Licensee (and not any Affiliate of Licensee) in Dollars by wire transfer to a bank account of Agios (and not any Affiliate of Agios). In the event of any action by, or change in the circumstances of, a Party (including a Change in Control of such Party) that results in an increased or additional tax payable by the other Party, such first Party shall reimburse such other Party for such increase.
Section 8.12 Taxes. Without prejudice to the provisions of Section 8.11, Agios shall be liable for all United States taxes imposed upon, or measured by, net income (including interest thereon) derived from its receipt of any payments made by Licensee to Agios under this Agreement. Licensee shall indemnify and hold Agios harmless from and against all other taxes imposed upon, or measured by, such payments, and shall make all such payments without deduction or withholding of any taxes except to the extent required by applicable Laws. If applicable Laws require the deduction or withholding of such taxes, Licensee shall deduct, withhold and timely pay over such taxes as required by applicable Laws, and shall submit to Agios appropriate proof of payment of the withheld taxes as well as the official receipts within a reasonable period of time. In the event of any such deduction or withholding of taxes imposed by or under color of any Laws in force in Mainland China on account of payments from Licensee to Agios hereunder, such payments shall be increased so that, after all required deductions or withholding of tax (including on such increased amounts) have been made, Agios receives the same amount as would have been payable hereunder if no such deduction or withholding had been required or made. In the case of any such deduction or withholding of taxes by any other Governmental Authority, no increased payment described in the preceding sentence shall be required.
Section 8.13 Late Payments. Interest shall be payable by Licensee on any amounts payable to Agios under this Agreement which are not paid by the due date for payment. All interest shall accrue and be calculated on a daily basis (both before and after any judgment) at a rate per month equal to the lesser of (a) [**] percentage points above the then-current “prime rate” in effect published in The Wall Street Journal or (b) the maximum rate permissible under applicable Law, for the period from the due date for payment until the date of actual payment. The payment of such interest shall not limit Agios from exercising any other rights it may have as a consequence of the lateness of any payment.
Section 8.14 Invoices. Agios acknowledges that Licensee requires invoices for all payments due under this Agreement, which invoices may be delivered by email to [**] (which email address may be changed by Licensee from time to time upon written notice to Agios), with a hard copy confirmed by mailing to:
CStone Pharmaceuticals
P.O. Box 31119
Grand Pavilion
Hibiscus Way
802 West Bay Road
Grand Cayman, KY1-1205, Cayman Islands

with copies to:
CStone Pharmaceuticals (Shanghai) Co., Ltd.
1000 Zhangheng Road, Building 25
Pudong New District, Shanghai
China 201203
Attention: Chief Executive Officer

and

CStone Pharmaceuticals (Shanghai) Co., Ltd.
1000 Zhangheng Road, Building 25
Pudong New District, Shanghai
China 201203
Attention: Head of Global Corporate Development
Email: [**]

(which addresses may be changed by Licensee from time to time upon written notice to Agios).
ARTICLE IX.

INTELLECTUAL PROPERTY
Section 9.01 Ownership.
(a) Ownership of the Agios Technology and Agios Combination Therapy Technology shall remain vested at all times in Agios.
(b) Ownership of the Licensee Technology shall remain vested at all times in Licensee.
(c) Ownership of Joint Combination Therapy Technology shall be vested jointly in Agios and Licensee. Each Party shall promptly disclose to the other Party any Joint Combination Therapy Technology upon becoming aware thereof, but in any event no later than [**] after the identification, conception, discovery, authorship, development or reduction to practice thereof and hereby assigns to the other Party, subject to Section 2.01(a) and Section 2.01(b), a one-half undivided interest in such Joint Combination Therapy Technology. Each Party shall, without cost to the other Party, obtain all necessary assignment documents for the other Party to give effect to the one-half undivided ownership described above, render all signatures that shall be necessary for the relevant patent filings and assist the other Party in all other reasonable ways that are necessary for the filing, prosecution, issuance and maintenance of the Joint Combination Therapy Patent Rights by the other Party as set forth in Section 9.02(c).
(d) Ownership of Know-How, including inventions (whether or not patentable), and Patent Rights arising during the Term that relate to Licensed Products, other than Joint Combination Therapy Technology, shall (to the extent allowable under Chinese Law, if Chinese Law applies) be vested solely in Agios. Licensee shall promptly disclose to Agios any such Know-How, including inventions (whether or not patentable), and Patent Rights upon becoming aware thereof, but in any event no later than [**] after the identification, conception, discovery, authorship, development or reduction to practice thereof and (to the extent allowable under Chinese Law, if Chinese Law applies) hereby assigns to Agios all right, title and interest in such Know-How, including inventions (whether or not patentable), and Patent Rights. In the case of such assignment, Licensee shall, without cost to Agios, obtain all necessary assignment documents for Agios, render all signatures that shall be necessary for the relevant patent filings and assist Agios in all other reasonable ways that are necessary for the filing, prosecution, issuance and maintenance of the Agios Patent Rights assigned to Agios pursuant to this Section

9.01(d). In the event that Chinese Law applies with respect to any Know-How, including inventions (whether or not patentable), or Patent Rights arising during the Term that relate to Licensed Products (other than Joint Combination Therapy Technology), then, to the extent that Chinese Law prohibits the assignment of such Know-How, including inventions, or Patent Rights to Agios, in lieu of the assignment of such Know-How, including inventions, or Patent Rights to Agios, Licensee hereby grants to Agios as broad, exclusive and unrestricted a license to, with the broadest enforcement rights with respect to, such Know-How, including inventions, or Patent Rights as may be allowable under Chinese Law. In such case, such Know-How, including inventions, shall be deemed Agios Know-How, and such Patent Rights shall be deemed Agios Patent Rights, hereunder, and Licensee shall provide to Agios any necessary or reasonably requested documentation reflecting such license and shall assist Agios in all other reasonable ways that are necessary for Agios to enjoy and exploit or enforce any such Agios Know-How and Agios Patent Rights.
(e) For purposes of determination of ownership hereunder, inventorship shall be determined according to United States patent Laws.
(f) Each Party shall be solely responsible for payments due under applicable inventor remuneration Laws in any Jurisdiction to each inventor as to any Patent Right described in the foregoing Sections 9.01(a)-(d) to which such Party is assigned an ownership interest by such inventor.
Section 9.02 Prosecution of Patent Rights.
(a) Subject to the terms of each In-License Agreement:
(i) Agios shall have the first right, but not the obligation, to file, prosecute and maintain all Agios Patent Rights. Licensee shall reimburse Agios for all Out-of-Pocket Costs incurred by Agios or any of its Affiliates after the Effective Date in filing, prosecuting and maintaining Agios Patent Rights (for the avoidance of doubt, including amounts paid by Agios after the Effective Date to any Third Party counterparty under any In-License Agreement with respect to such Third Party counterparty’s filing, prosecution and maintenance of applicable Agios Patent Rights), within [**] after receiving an invoice therefor. If Agios elects not to, or is unable to, file, prosecute or maintain any Agios Patent Right in any Jurisdiction, Agios shall give Licensee prompt notice thereof, and, in such cases, shall permit Licensee and its Affiliates at Licensee’s own expense to take such actions itself. In such case, (A) Licensee shall consult with Agios in order to allow its actions to be consistent with Agios’ global patent strategy for Licensed Products, and (B) Agios shall execute such documents and perform such acts as may be reasonably necessary for Licensee to perform such actions.
(ii) The Party prosecuting an Agios Patent Right in accordance with Section 9.02(a)(i) shall consult with the other Party on the preparation, filing, prosecution and maintenance of such Agios Patent Right, and shall take into consideration the commercial strategy of (A) if such prosecuting Party is Agios, Licensee in the Territory, and (B) if such prosecuting Party is License, Agios outside the Territory. The prosecuting Party shall furnish the other Party with copies of each document relevant to such preparation, filing, prosecution and maintenance at least [**] prior (or such shorter period prior if it is not reasonably practicable to provide such copies [**] prior) to filing such document or making any payment due thereunder to allow for review and comment by such other Party and shall consider in good faith timely comments from such other Party thereon. The prosecuting Party shall also furnish the other Party with copies of all final filings and responses made to any patent authority with respect to the Agios Patent Rights being prosecuted by such Party in a timely manner following submission thereof.
(iii) In preparing, filing, prosecuting and maintaining any Agios Patent Right, in no event shall Licensee take any position that is contrary to or detrimental to the scope or enforceability of any other Agios Patent Right or any Patent Rights owned or otherwise controlled by Agios outside of the Territory that are counterparts to any Agios Patent Rights.
(b) Subject to the terms of each Licensee In-License Agreement:
(i) Licensee shall have the first right, but not the obligation, to file, prosecute and maintain all Licensee Patent Rights at its sole expense. If Licensee elects not to, or is unable to, file, prosecute or maintain any Licensee Patent Right in any Jurisdiction, Licensee shall give Agios prompt notice thereof, and, in such cases, shall permit Agios at Agios’ own expense to take such actions itself. In such case, (A) Agios shall consult with Licensee in order to allow its actions to be consistent with Licensee’s overall patent strategy for Licensed Products in the Territory, and (B) Licensee shall execute such documents and perform such acts as may be reasonably necessary for Agios to perform such actions.
(ii) The Party prosecuting a Licensee Patent Right in accordance with Section 9.02(b)(i) shall consult with the other Party on the preparation, filing, prosecution and maintenance of such Licensee Patent Right, and shall take into consideration the commercial strategy of (A) if such prosecuting Party is Agios, Licensee in the Territory, and (B) if such prosecuting Party is License, Agios outside the Territory. The prosecuting Party shall furnish the other Party with copies of each document relevant to such preparation, filing, prosecution and maintenance at least [**] prior (or such shorter period prior if it is not reasonably practicable to provide such copies [**] prior) to filing such document or making any payment due thereunder to allow for review and comment by such other Party and shall consider in good faith timely comments from such other Party thereon. The prosecuting Party shall also furnish the other Party with copies of all final filings and responses made to any patent authority with respect to the Licensee Patent Rights being prosecuted by such Party in a timely manner following submission thereof.
(iii) In preparing, filing, prosecuting and maintaining Licensee Patent Rights, in no event shall Licensee take any position that is contrary to or detrimental to the scope or enforceability of any Agios Patent Rights or any Patent Rights owned or otherwise controlled by Agios outside of the Territory that are counterparts to any Agios Patent Rights.
(c) Subject to the terms of each In-License Agreement and Licensee In-License Agreement:

(i) Licensee shall have the first right, but not the obligation, to file, prosecute and maintain all Joint Combination Therapy Patent Rights in the Territory and Agios shall have the first right, but not the obligation, to file, prosecute and maintain all Joint Combination Therapy Patent Rights outside the Territory. If the Party with such first right elects not to, or is unable to, file, prosecute or maintain any Joint Combination Therapy Patent Rights in any country or jurisdiction, such Party shall give the other Party prompt notice and, in such case, shall permit the other Party at such other Party’s own expense to take such actions itself. In such case, (A) such other Party shall consult with such first Party in order to allow its actions to be consistent with such first Party’s overall patent strategy, and (B) such first Party shall execute such documents and perform such acts as may be reasonably necessary for such other Party to perform such actions. The Parties shall each bear [**] percent ([**]%) of all Out-of-Pocket Costs incurred by either Party or any of its Affiliates after the Effective Date in filing, prosecuting and maintaining such Joint Combination Therapy Patent Rights inside and outside the Territory in accordance with the first sentence of this clause (i). The reimbursing Party shall reimburse such costs within [**] after receiving an invoice from the other Party therefor.
(ii) Each Party shall consult with the other Party on the preparation, filing, prosecution and maintenance of all Joint Combination Therapy Patent Rights, shall furnish the other Party with copies of each document relevant to such preparation, filing, prosecution and maintenance at least [**] prior (or such shorter period prior if it is not reasonably practicable to provide such copies [**] prior) to filing such document or making any payment due thereunder to allow for review and comment by the other Party and shall consider in good faith timely comments from the other Party thereon. Each Party shall also furnish the other Party with copies of all final filings and responses made to any patent authority with respect to the Joint Combination Therapy Patent Rights in a timely manner following submission thereof.
(iii) In preparing, filing, prosecuting and maintaining Joint Combination Therapy Patent Rights, in no event shall Licensee take any position that is contrary to or detrimental to the scope or enforceability of any Agios Patent Rights or any Patent Rights owned or otherwise controlled by Agios outside of the Territory that are counterparts to any Agios Patent Rights.
Section 9.03 Enforcement and Defense. Subject to the terms of each In-License Agreement:
(a) If either Party becomes aware of any Third Party activity, including any Development activity (whether or not an exemption from infringement liability for such Development activity is available under applicable Law), that infringes (or that is directed to the Development of a product that would infringe) an Agios Patent Right or a Joint Combination Therapy Patent Right, or that misappropriates any Agios Know-How, Joint Combination Therapy Know-How or Joint Combination Therapy Invention, then the Party becoming aware of such activity shall give prompt written notice to the other Party regarding such alleged infringement or misappropriation (collectively, “Infringement Activity”).
(b) Agios shall have the first right, but not the obligation, to attempt to resolve any Infringement Activity anywhere in the world by commercially appropriate steps at its own expense, including the filing of an infringement or misappropriation suit using counsel of its own choice. If Agios fails to resolve such Infringement Activity in the Territory or, solely with respect to Joint Combination Therapy Patent Rights, outside the Territory, but solely where the allegedly infringing product is or would be competitive with [**], or to initiate a suit with respect thereto by the date that is [**] before any deadline for taking action to avoid any loss of material enforcement rights or remedies, then, with Agios’ written consent (which shall not be unreasonably withheld, conditioned or delayed), Licensee shall have the right, but not the obligation, to attempt to resolve such Infringement Activity by commercially appropriate steps at its own expense, including the filing of an infringement or misappropriation suit using counsel of its own choice.
(c) Any amounts recovered by a Party as a result of an action pursuant to Section 9.03(b), whether by settlement or judgment, shall be allocated first to pay to [**] with respect to such enforcement action, and any remaining amount shall be retained by [**].
(d) If a Third Party in the context of an enforcement action under this Section 9.03 asserts that a Joint Combination Therapy Patent Right is invalid or unenforceable, then the Party responsible for such enforcement action will be responsible for defending against such assertion. If a Third Party asserts that an Agios Patent Right is invalid or unenforceable, then Agios shall have the first right to defend against such assertion. If a Third Party outside of an enforcement action under this Section 9.03 asserts that a Joint Combination Therapy Patent Right is invalid or unenforceable, then Agios shall have the sole right, but not the obligation, outside the Territory, and Licensee shall have the first right, but not the obligation, within the Territory, to defend against such assertion (such Party with a sole or first right to defend being known as the “First Defending Party”) and, at the First Defending Party’s request and expense, the other Party shall provide reasonable assistance in defending against such Third Party assertion. The First Defending Party shall (i) keep the other Party reasonably informed regarding such assertion and such defense (including by providing such other Party with drafts of each filing a reasonable period before the deadline for such filing and promptly providing such other Party with copies of all final filings and correspondence), (ii) consult with the other Party on such defense, and (iii) consider in good faith all comments from the other Party regarding such defense. The non-defending Party shall have the right to join as a party to such defense and participate with its own counsel at its sole expense; provided, however, that the First Defending Party shall retain control of such defense. Should Agios (with respect to Agios Patent Rights or Joint Combination Therapy Patent Rights within the Territory, including in the context of an applicable enforcement action) or Licensee (with respect to Joint Combination Therapy Patent Rights within the Territory or in the context of an applicable enforcement action) decide that it is not, or is no longer, interested in controlling such defense with respect to a Joint Combination Therapy Patent Right, it shall promptly (and in any event by the date that is [**] before any deadline for taking action to avoid any loss of material rights) provide the other Party written notice of this decision. The other Party may, upon written notice to such first Party, assume such defense at such other Party’s sole expense.
(e) In any event, at the request and expense of the Party bringing an infringement or misappropriation action under Section 9.03(b) or defending an action under Section 9.03(d), the other Party shall provide reasonable assistance in any such action (including entering into a common interest agreement if reasonably deemed necessary by any Party) and be joined as a party to the suit if necessary for the initiating or defending Party to bring or continue such suit. Neither Party may settle any action or proceeding brought under Section 9.03(b) or Section 9.03(d), or knowingly take any other action in the course thereof, in a manner that materially adversely affects the other Party’s interest in any Agios Patent Rights or Joint Combination Therapy Patent Rights or counterpart Patent Rights outside of the Territory without the written consent of such other Party. Each Party shall always have the right to be represented by counsel of its own selection and its own expense in any suit or other action instituted by the other Party pursuant to Section 9.03(b) or Section 9.03(d).
Section 9.04 Defense of Third Party Infringement and Misappropriation Claims. Subject to the terms of each In-License Agreement:
(a) If a Third Party asserts that a Patent Right or other right Controlled by it in the Territory is infringed or misappropriated by a Party’s activities under this Agreement or a Party becomes aware of a Patent Right or other right that might form the basis for such a claim, the Party first obtaining knowledge of such a claim or such potential claim shall immediately provide the other Party with notice thereof and the related facts in reasonable detail. The Parties shall discuss what commercially appropriate steps, if any, to take to avoid infringement or misappropriation of said Third Party Patent Right or other right controlled by such Third Party in the Territory.
(b) If a Third Party asserts that a Patent Right or other right Controlled by it in the Territory is infringed or misappropriated by a Party’s activities under this Agreement, then such Party shall have the first right, but not the obligation, to defend against such assertion and, at such Party’s request and expense, the other Party will provide reasonable assistance in defending against such Third Party assertion. Such Party shall keep the other Party reasonably informed regarding such assertion and such defense.
Section 9.05 Patent Term Extensions. Subject to the terms of each In-License Agreement, Agios shall have the first right to select the appropriate Agios Patent Rights and Licensee shall have the first right to select the appropriate Joint Combination Therapy Patent Rights for filing to obtain patent term extensions, including supplementary protection certificates and any other extensions that are now available or become available in the future, based on Regulatory Approvals for Licensed Products in the Field in the Territory, and the selecting Party shall consult with the other Party with respect to such decisions and shall consider the comments and concerns of the other Party in good faith. Each Party shall cooperate with the other Party in gaining any such patent term extensions, including by signing all necessary papers. If Licensee elects not to, or is unable to, file to obtain any patent term extension described in this Section 9.05 (Patent Term Extensions), it shall give Agios prompt notice thereof, and, in such cases, shall permit Agios at Agios’ own expense to take such actions itself. If Agios elects not, or is unable to, to file to obtain any patent term extension described in this Section 9.05 (Patent Term Extensions), it shall give Licensee prompt notice thereof, and, in such cases, Licensee may, with Agios’ prior written consent (which may not be unreasonably withheld), take such actions itself at its own expense. In such case, such first Party shall execute such documents and perform such acts as may be reasonably necessary for such other Party to perform such actions. In seeking or obtaining patent term extensions (including supplementary protection certificates and any other extensions that are now available or become available in the future) with respect to Agios Patent Rights, in no event shall Licensee take any position that is contrary to or detrimental to the scope or enforceability of any other Agios Patent Right.
ARTICLE X.

DATA SECURITY AND ADVERSE DRUG EVENTS AND REPORTS
Section 10.01 Data Security. During the Term, each Licensee Entity will maintain safety and facility procedures, data security procedures and other safeguards against the disclosure, destruction, loss, or alteration of Agios’ information in its possession, at least as robust as those required by Agios’ data security procedures in effect at the time of the Effective Date.
Section 10.02 Complaints. Each Party shall maintain a record of all non-medical and medical product-related complaints it receives with respect to the Licensed Compound or any Licensed Product. Each Party shall notify the other Party of any such complaint received by it in sufficient detail and in accordance with the timeframes and procedures for reporting established by the Parties, and in any event in sufficient time to allow each Agios Entity and each Licensee Entity to comply with any and all regulatory requirements imposed upon it, including in accordance with International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) guidelines. The Party that holds the applicable Regulatory Filing(s) in a particular country or jurisdiction shall investigate and respond to all such complaints in such country or jurisdiction with respect to the Licensed Compound or any Licensed Product as soon as reasonably practicable. All such responses shall be made in accordance with the procedures established pursuant to ICH, FDA, EMA, SDA and other applicable guidelines. The Party responsible for responding to such complaint shall promptly provide the other Party a copy of any such response.
Section 10.03 Adverse Drug Events. Within [**] after the Effective Date, the Parties shall enter into the Safety Data Exchange Agreement. Such Safety Data Exchange Agreement shall provide for the exchange by the Parties of any information of which a Party becomes aware concerning any adverse event experienced by a subject or patient being administered any Licensed Product, whether or not such adverse event is determined to be attributable to any Licensed Product, including any such information received by either Party from any Third Party (subject to receipt of any required consents from such Third Party). It is understood that each Party and, in the case of Agios, the Agios Entities, and, in the case of Licensee, the Licensee Entities, shall have the right to disclose such information if such disclosure is reasonably necessary to comply with applicable Laws or requirements of any applicable Regulatory Authority. Licensee shall be responsible for handling all returns, recalls, suspensions and withdrawals of each Licensed Product in the Territory at its sole expense. The Safety Data Exchange Agreement will detail Licensee’s responsibilities relating to such returns, recalls, suspensions and withdrawals.
Section 10.04 No Admissions by Licensee in Response to Product Complaints that May Be Adverse to Agios. If Licensee (including any Licensee Entity) receives any complaint relating to the quality or condition of any Licensed Product or its packaging, or any Agios

Trademark, from any Third Party, Licensee shall forthwith acknowledge receipt of such complaint but shall use good faith efforts not to make any admissions in respect thereof which could reasonably be expected to result in liability to Agios (or any other Agios Entity), through indemnification or otherwise. Licensee shall notify Agios in writing as soon as practicable (and, to the extent permitted by Law, prior to notifying any Regulatory Authority), and in any event in sufficient time to permit all applicable Agios Entities to comply with all applicable Laws for any matter relating to the safety of the Licensed Product, of receipt of such complaint. Licensee shall offer reasonable cooperation to Agios (and other Agios Entities designated by Agios) in investigating any complaint and the circumstances surrounding it and shall comply with any operating procedures that the Parties may agree upon in their Supply Agreements or pharmacovigilance agreement.
ARTICLE XI.

REPRESENTATIONS, WARRANTIES, AND COVENANTS
Section 11.01 Mutual Representations and Warranties. Each of Licensee and Agios hereby represents and warrants to the other Party as of the Effective Date that:
(a) it is a corporation or entity duly organized and validly existing under the Laws of the state, municipality, province, administrative division or other jurisdiction of its incorporation or formation;
(b) the execution, delivery and performance of this Agreement by it has been duly authorized by all requisite corporate action;
(c) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and such performance does not conflict with or constitute a breach of any of its agreements with any Third Party;
(d) it has the right to grant the rights and licenses described in this Agreement;
(e) it has not made any commitment to any Third Party in conflict with the rights granted by it hereunder;
(f) to its knowledge, no consent, approval or agreement of any person or Governmental Authority is required to be obtained in connection with the execution and delivery of this Agreement; and
(g) it has not been debarred by the FDA, is not the subject of a conviction described in Section 306 of the FD&C Act, and is not subject to any similar sanction of any other Governmental Authority outside of the U.S., and neither it nor any of its Affiliates has used, in any capacity, any person or entity who either has been debarred by the FDA, is the subject of a conviction described in Section 306 of the FD&C Act or is subject to any such similar sanction inside or outside of the U.S.

Section 11.02 Mutual Covenants. Each of Licensee and Agios hereby covenants to the other Party that:
(a) it will not engage, in any capacity in connection with this Agreement or any ancillary agreement, any person or entity who either has been debarred by the FDA, is the subject of a conviction described in Section 306 of the FD&C Act or is subject to any similar sanction inside or outside of the U.S., and such Party shall inform the other Party in writing promptly if such Party or any person or entity engaged by such Party who is performing services under this Agreement, or any ancillary agreement, is debarred or is the subject of a conviction described in Section 306 of the FD&C Act or any similar sanction inside or outside of the U.S., or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to such Party’s knowledge, is threatened, relating to any such debarment or conviction of a Party, any of its Affiliates or any such person or entity performing services hereunder or thereunder;
(b) during the Term, it will not make any commitment to any Third Party in conflict with the rights granted by it hereunder; and
(c) it will comply with all applicable Laws in performing its activities hereunder.
Section 11.03 Additional Agios Warranties. Agios hereby represents and warrants to Licensee as of the Effective Date that:
(a) to Agios’ knowledge, Exhibit A contains a list of all Patent Rights that are Controlled by Agios as of the Effective Date and Cover (i) Development or Commercialization of the Licensed Products as they exist on the Effective Date in the Field in the Territory or (ii) the Manufacture in the Territory of the Ivosidenib Materials as they exist on the Effective Date, in each case ((i) and (ii)) in accordance with this Agreement;
(b) all of the issued Patent Rights on Exhibit A are in full force and effect, and, to the best of Agios’ knowledge, are not invalid or unenforceable, in whole or in part;
(c) to Agios’ knowledge, Agios is unaware of any challenge in the Territory to the validity or enforceability of any of the Agios Patent Rights listed in Exhibit A;
(d) to Agios’ knowledge, no Third Party is infringing or misappropriating any Agios Technology in the Field in the Territory in derogation of the rights granted to Licensee in this Agreement;
(e) Agios and its Affiliates have not, prior to the Effective Date, assigned, transferred, conveyed or otherwise encumbered their right, title and interest in any Agios Technology within the Territory;
(f) neither Agios nor any of its Affiliates has received any written notification from a Third Party that the research, development, manufacture, use, sale or import of Licensed Products in the Territory would infringe or misappropriate the Patent Rights or Know-How owned or controlled by such Third Party;

(g) Agios has not formed a belief that any Third Party has a valid basis upon which to claim that the research, development, manufacture, use, sale or import of Licensed Products in the Field and in the Territory, in each case as contemplated by this Agreement, would infringe or misappropriate such Third Party's Patent Rights or Know-How; and
(h) to Agios’ knowledge, Agios has not received written notice of any investigations, inquiries, actions or other proceedings pending before or threatened by any Regulatory Authority or other Governmental Authority in the Territory with respect to the Licensed Products in the Territory arising from any action or default by Agios or any of its Affiliates or a Third Party acting on behalf Agios in the discovery or Development of the Licensed Products.
Section 11.04 Additional Licensee Warranties and Covenants. Licensee hereby represents, warrants and covenants to Agios that:
(a) Licensee has the capability to Develop, obtain Regulatory Approval and, if applicable, Reimbursement Approval for, and Commercialize Licensed Products as contemplated in this Agreement;
(b) each Licensee Entity (other than Licensee) and each Licensee Entity’s employees and permitted agents and contractors have executed agreements or have existing obligations under applicable Laws, or, upon their engagement by Licensee or any of its Affiliates, will execute such agreements, requiring automatic assignment to Licensee of all inventions (whether patentable or not) or other Know-How identified, discovered, authored, developed, conceived or reduced to practice during the course of and as the result of their association with Licensee or its Affiliates, and all intellectual property rights therein, and obligating the relevant individual or entity to maintain as confidential Licensee’s confidential information related to any Licensed Product or Ivosidenib Materials as well as confidential information of other parties (including Agios and any Agios Entity) which such individual or entity may receive, to the extent required to support Licensee’s obligations under this Agreement;
(c) there is no pending or threatened litigation, arbitration or investigation before any regulatory or administrative body of any country or jurisdiction (including any Governmental Authority), or pending or threatened civil, economic, administrative or criminal litigation in any country or jurisdiction (including letters asserting claims, complaints, answers, briefs, motion papers, etc.), that would affect the ownership of assets or business regulation of Licensee or any of its Affiliates, or would negatively impact Licensee’s or any of its Affiliates’ business or operations, including litigation against such entity’s management, group leaders, directors or scientists, pertaining to performance of such entity’s obligations under this Agreement, or pertaining to the conduct of clinical research, including without limitation Licensee’s or any of its Affiliates’ intellectual property rights;
(d) neither Licensee nor any of its Affiliates is (i) state-owned, (ii) subject to any state-owned assets administrations or other authorities with respect to the registration of state-owned assets or ownership of scientific data or (iii) under collective ownership;

(e) Licensee and each of its Affiliates has (i) passed all annual inspections by Governmental Authorities and (ii) paid all Taxes imposed upon such party by any Governmental Authority as such Taxes have become due, in each case ((i) and (ii)) since its inception;
(f) neither Licensee nor any of its Affiliates is, and, during the Term, neither Licensee nor any of its Affiliates will become, a relevant scientific research institution or higher-level educational school under the Notice of the General Office of the State Council on Issuing the Measures for the Management of Scientific Data, Guo Ban Fa (2018) No. 17, as such Law exists as of the Effective Date; and
(g) the Development to be undertaken under this Agreement will not be funded by the government of Mainland China.
Section 11.05 Anti-Corruption.
(a) Anti-Corruption Provisions. Each Party represents and warrants to the other Party that such Party has not, directly or indirectly, offered, promised, paid, authorized or given, and each Party agrees that such Party will not, in the future, offer, promise, pay, authorize or give, money or anything of value, directly or indirectly, to any Government Official (as defined below) or Other Covered Party (as defined below) for the purpose, pertaining to this Agreement, of: (i) influencing any act or decision of such Government Official or Other Covered Party; (ii) inducing such Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing such Government Official or Other Covered Party to influence the act or decision of a Governmental Authority, in order to obtain or retain business, or direct business to, any person or entity, in any way related to this Agreement.
For purposes of this Agreement: (A) “Government Official” means any official, officer, employee or representative of: (1) any Governmental Authority; (2) any public international organization or any department or agency thereof; or (3) any company or other entity owned or controlled by any Governmental Authority; and (B) “Other Covered Party” means any political party or party official, or any candidate for political office.
(b) Anti-Corruption Compliance.
(i) In performing under this Agreement, each Party, on behalf of itself, its respective Affiliates and (in the case of Agios) other Agios Entities and (in the case of Licensee) other Licensee Entities, agrees to comply with all applicable anti-corruption Laws, including the Foreign Corrupt Practices Act of 1977, as amended from time to time (“FCPA”) and all anti-corruption Laws of the Territory.
(ii) Each Party represents and warrants to the other Party that such Party is not aware of any Government Official or Other Covered Party having any financial interest in the subject matter of this Agreement or in any way personally benefiting, directly or indirectly, from this Agreement.

(iii) No Party, nor any Affiliate of any Party (and (in the case of Agios) no other Agios Entity and (in the case of Licensee) no other Licensee Entity), shall give, offer, promise or pay any political contribution or charitable donation at the request of any Government Official or Other Covered Party that is in any way related to this Agreement or any related activity.
(iv) Licensee Entities shall in all cases, refrain from engaging in any activities or conduct which would cause any Agios Entity to be in violation of the FCPA and any applicable anti-bribery Laws. To the extent allowed by Law, if any Licensee Entity proposes to provide any information, data or documentation to any governmental or regulatory authority in respect of the Licensed Product that relates to or may result in a violation of the FCPA or any applicable anti-bribery Law, it shall first obtain the prior written approval of Agios, which will not be unreasonably withheld, or shall provide such information, data or documentation in accordance with Agios’ written instructions.
(v) Licensee agrees that it will, and will cause each of its directors, officers, employees, agents or other representatives who have any direct involvement with any of the management or operations of the business of Licensee under this Agreement to, at the request of Agios, and at least annually, provide Agios with a certification in the form hereto attached and incorporated by reference as Exhibit F.
(vi) Licensee agrees that should it learn or have reason to know of: (i) any payment, offer, or agreement to make a payment to a foreign official or political party for the purpose of obtaining or retaining business or securing any improper advantage for Agios under this Agreement or otherwise, or (ii) any other development during the Term that in any way makes inaccurate or incomplete the representations, warranties and certifications of Licensee hereunder given or made as of the date hereof or at any time during the Term, relating to the FCPA, Licensee will immediately advise Agios in writing of such knowledge or suspicion and the entire basis known to Licensee therefor.
(vii) Notwithstanding any other provisions contained in this Agreement, Licensee agrees that full disclosure of information relating to a possible violation of the FCPA or the existence and terms of this Agreement, including the compensation provisions hereof, may be made at any time and for any reason to the U.S. government and its agencies, and to whomsoever Agios determines has a legitimate need to know.
(viii) In the event that a Party violates the FCPA, any anti-corruption Law of the Territory or any other applicable anti-corruption Law, or breaches any provision in this Section 11.05 (Anti-Corruption), the other Party shall have the right to unilaterally terminate this Agreement pursuant to Section 14.05 (Termination for Breach), except that the cure period set forth therein shall not apply.
Section 11.06 Exportation of Data or Biological Samples. Licensee shall ensure that the export of all Licensee Product Data and biological samples that Licensee is required to provide to Agios under this Agreement complies with all applicable Laws in the Territory and shall use Commercially Reasonable Efforts to obtain any approval of any Governmental Authority required, and to take all other steps required under applicable Laws, for such export.

To the extent that export of any Licensee Product Data or biological samples is prohibited by applicable Laws, the Parties will work together in good faith to endeavor to provide Agios or its designee with rights and access to such Licensee Product Data or biological samples as close to those described in the preceding sentence as is permitted by applicable Law.
Section 11.07 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE INTELLECTUAL PROPERTY RIGHTS PROVIDED BY AGIOS TO LICENSEE HEREIN ARE PROVIDED “AS IS” AND WITHOUT WARRANTY. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH OF THE PARTIES EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR ENFORCEABILITY OF THEIR RESPECTIVE INTELLECTUAL PROPERTY RIGHTS, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
Section 11.08 Limitation of Liability. NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, EXEMPLARY, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES OR DAMAGES FOR LOSS OF PROFIT OR LOST OPPORTUNITY IN CONNECTION WITH THIS AGREEMENT, ITS PERFORMANCE OR LACK OF PERFORMANCE HEREUNDER, OR ANY LICENSE GRANTED HEREUNDER. THE FOREGOING SHALL NOT LIMIT (a) ANY INDEMNIFICATION OBLIGATIONS HEREUNDER OR (b) REMEDIES AVAILABLE TO EITHER PARTY WITH RESPECT TO A BREACH OF Article XII (CONFIDENTIALITY) OR SECTION 2.07 (EXCLUSIVITY) OR FRAUD COMMITTED BY THE OTHER PARTY.
ARTICLE XII.

CONFIDENTIALITY
Section 12.01 Generally. During the Term and for a period of [**] thereafter, each Party (a) shall maintain in confidence all Confidential Information of the other Party or any of such Party’s Affiliates; (b) shall not use such Confidential Information for any purpose except to fulfill its obligations or exercise its rights (for the avoidance of doubt, including, with respect to Agios, the right to Commercialize the Licensed Compound and Licensed Products outside of the Field or Territory (and inside of the Field and Territory after any termination of this Agreement) and to Develop and Manufacture the Licensed Compound and Licensed Products in accordance with this Agreement) under this Agreement; and (c) shall not disclose such Confidential Information to anyone other than those of its Affiliates, directors, investors, prospective investors, lenders, prospective lenders, acquirers, prospective acquirers, licensees, prospective licensees, sublicensees, prospective sublicensees, employees, consultants, financial or legal advisors, or other agents or contractors (collectively, “Representatives”) who are bound by written obligations of nondisclosure and non-use no less stringent than those set forth in this Article XII (Confidentiality) and to whom such disclosure, under this Agreement, is necessary in connection with the fulfillment of such Party’s obligations or exercise of such Party’s rights under this Agreement or in connection with bona fide financing or acquisition activities. Each Party shall (i) ensure that such Party’s Representatives who receive any of the other Party’s (or any of such Party’s Affiliates’) Confidential Information comply with the obligations set forth in this Article XII (Confidentiality) and (ii) be responsible for any breach of these obligations by any of its Representatives who receive any of the other Party’s (or any of such Party’s Affiliates’) Confidential Information. Each Party shall notify the other Party promptly on discovery of any unauthorized use or disclosure of the other’s (or any of its Affiliates’) Confidential Information. Notwithstanding anything to the contrary in this Article XII (Confidentiality), Agios may disclose Licensee’s (or any of Licensee’s Affiliates’) Confidential Information to each Third Party counterparty under any In-License Agreement as reasonably required to fulfill Agios’ obligations under such In-License Agreement, and Licensee acknowledges and agrees that, with respect to any such Confidential Information, such Third Party counterparty(ies) shall only be bound by the confidentiality obligations set forth in the applicable In-License Agreement(s).
Section 12.02 Exceptions. The obligations of confidentiality, non-disclosure, and non-use set forth in Section 12.01 (Generally) shall not apply to, and “Confidential Information” shall exclude, any information to the extent the receiving Party (the “Recipient”) can demonstrate that such information: (a) was in the public domain or publicly available at the time of disclosure to the Recipient or any of its Affiliates by the disclosing Party or any of its Affiliates pursuant to this Agreement or the Confidentiality Agreement, or thereafter entered the public domain or became publicly available, in each case other than as a result of any action of the Recipient, or any of its Representatives, in breach of this Agreement or the Confidentiality Agreement; (b) was rightfully known by the Recipient or any of its Affiliates (as shown by its written records) prior to the date of disclosure to the Recipient or any of its Affiliates by the disclosing Party or any of its Affiliates pursuant to this Agreement or the Confidentiality Agreement; (c) was received by the Recipient or any of its Affiliates on an unrestricted basis from a Third Party rightfully in possession of such information and not under a duty of confidentiality to the disclosing Party or any of its Affiliates; or (d) was independently developed by or for the Recipient or any of its Affiliates without reference to or reliance on the Confidential Information of the other Party or any of its Affiliates (as demonstrated by written records).
Section 12.03 Permitted Disclosures. Notwithstanding any other provision of this Agreement, Recipient’s (or its Affiliates’) disclosure of the other Party’s (or any of such Party’s Affiliates’) Confidential Information shall not be prohibited if such disclosure: (a) is in response to a valid order of a court or other Governmental Authority, including the rules and regulations promulgated by the Securities and Exchange Commission (or similar foreign authority) or any other Governmental Authority; (b) is otherwise required by applicable Law or rules of a nationally or internationally recognized securities exchange or Nasdaq or (c) is to patent offices in order to seek or obtain Patent Rights or to Regulatory Authorities in order to seek or obtain approval to conduct clinical trials or to gain Regulatory Approval with respect to the Licensed Products as contemplated by this Agreement; provided that such disclosure may be made only to the extent reasonably necessary to seek or obtain such Patent Rights or Regulatory Approvals, and the Recipient (or its applicable Affiliate(s)) shall use Commercially Reasonable Efforts to obtain confidential treatment of such information. If a Recipient is required to disclose Confidential Information pursuant to Section 12.03(a) or Section 12.03(b), prior to any disclosure the Recipient shall, to the extent legally permitted and practicable, provide the disclosing Party with prior written notice of such disclosure in order to permit the disclosing Party to seek a protective order or other confidential treatment of such disclosing Party’s Confidential Information.

Section 12.04 Publicity. The Parties recognize that each Party may from time to time desire to issue press releases and make other public statements or public disclosures (each, a “Public Statement”) in respect of this Agreement, including the Development or Commercialization of Licensed Products in the Territory.  If Licensee desires to make a Public Statement, it shall provide Agios a copy of such Public Statement at least [**] prior to the date it desires to make such public disclosure. Licensee shall not issue a Public Statement without Agios’ prior written approval, which advance approval shall not be unreasonably withheld, conditioned or delayed. Agios shall provide to Licensee a preliminary draft of any Public Statement that it intends to make on a global basis with respect to Development of Licensed Products at least [**] in advance of such public disclosure and shall provide a final draft of such Public Statement at least [**] in advance of such public disclosure; provided that, if such Public Statement includes data owned by Licensee with respect to a Local Study or Pre-Clinical Research conducted by Licensee in the Territory, Agios shall obtain Licensee’s prior written approval to include such data, which approval shall not be unreasonably withheld, conditioned or delayed. Once any public statement or public disclosure has been approved in accordance with this Section 12.04 (Publicity), then the applicable Party may appropriately communicate information contained in such permitted statement or disclosure. Notwithstanding anything to the contrary in this Section 12.04 (Publicity), nothing in this Section 12.04 (Publicity) shall be deemed to limit either Party’s rights under Section 12.03 (Permitted Disclosures) or either Party’s ability to issue press releases or make other public statements or public disclosures required by applicable Law or rules of a nationally or internationally recognized securities exchange or Nasdaq.
Section 12.05 Publications. Agios acknowledges Licensee’s interest in publishing certain key results of Licensee’s Development and Commercialization of Licensed Products in the Field in the Territory.  Licensee recognizes the mutual interest in obtaining valid patent protection and Agios’ interest in protecting its proprietary information. Consequently, except for disclosures permitted pursuant to Section 12.02 (Exceptions), Section 12.03 (Permitted Disclosures) or Section 12.04 (Publicity), if Licensee wishes to make a publication or public presentation with respect to its Development or Commercialization of Licensed Products in the Field in the Territory, Licensee shall deliver to Agios a copy of the proposed written publication or presentation at least [**] prior to submission for publication or presentation. Agios shall have the right (a) to require modifications to the publication or presentation for patent or any other business reasons, and Licensee will remove all of Agios’ Confidential Information if requested by Agios, and (b) to require a reasonable delay in publication or presentation in order to protect patentable information. If Agios requests a delay, then Licensee shall delay submission or presentation for a period of [**] (or such shorter period as may be mutually agreed by the Parties) to enable Agios to file patent applications protecting Agios’ rights in such information.
Section 12.06 Injunctive Relief. Each Party acknowledges and agrees that there may be no adequate remedy at law for any breach of its obligations under this Article XII (Confidentiality), that any such breach may result in irreparable harm to the other Party and, therefore, that upon any such breach or any threat thereof, such other Party may seek appropriate equitable relief in addition to whatever remedies it might have at law, without the necessity of showing actual damages.
ARTICLE XIII.

INDEMNIFICATION
Section 13.01 Indemnification by Agios. Agios shall indemnify, hold harmless and defend Licensee and its Affiliates, and their respective directors, officers, consultants, agents, contractors and employees (the “Licensee Indemnitees”) from and against any and all Third Party suits, claims, actions, demands, liabilities, expenses, costs, damages, deficiencies, obligations or losses (including reasonable attorneys’ fees, court costs, witness fees, damages, judgments, fines and amounts paid in settlement) (“Losses”) to the extent that such Losses arise out of (a) any breach of this Agreement by Agios, (b) the Development, Manufacture or Commercialization of the Licensed Compound or any Licensed Product by or on behalf of any Agios Entity or (c) the gross negligence or willful misconduct of any Agios Indemnitee. Notwithstanding the foregoing, Agios shall not have any obligation to indemnify the Licensee Indemnitees to the extent that the applicable Losses arise out of the negligence or willful misconduct of any Licensee Indemnitee or any breach of this Agreement by Licensee.
Section 13.02 Indemnification by Licensee. Licensee shall indemnify, hold harmless and defend Agios and its Affiliates, and their respective directors, officers, consultants, agents, contractors and employees (the “Agios Indemnitees”) from and against any and all Losses, to the extent that such Losses arise out of (a) any breach of this Agreement by Licensee, or any act or failure to act by any Licensee Entity that causes a breach of any In-License Agreement, (b) the Development, Manufacture or Commercialization of the Licensed Compound or any Licensed Product by or on behalf of any Licensee Entity or (c) the gross negligence or willful misconduct of any Licensee Indemnitee. Notwithstanding the foregoing, Licensee shall not have any obligation to indemnify the Agios Indemnitees to the extent that the applicable Losses arise out of the negligence or willful misconduct of any Agios Indemnitee or any breach of this Agreement by Agios.
Section 13.03 Procedure. In the event of a claim by a Third Party against an Licensee Indemnitee or Agios Indemnitee entitled to indemnification under this Agreement (“Indemnified Party”), the Indemnified Party shall promptly notify the Party obligated to provide such indemnification (“Indemnifying Party”) in writing of the claim and the Indemnifying Party shall undertake and solely manage and control, at its sole expense, the defense of the claim and its settlement. The Indemnified Party shall cooperate with the Indemnifying Party. The Indemnified Party may, at its option and expense, be represented in any such action or proceeding by counsel of its choice. The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party’s written consent. The Indemnifying Party shall not settle any such claim unless such settlement fully and unconditionally releases the Indemnified Party from all liability relating thereto and does not impose any obligations on the Indemnified Party, unless the Indemnified Party otherwise agrees in writing. No Indemnified Party may settle any claim for which it is being indemnified under this Agreement without the Indemnifying Party’s prior written consent.
Section 13.04 Insurance. Licensee shall, at its own expense, obtain and maintain insurance with a reputable insurance carrier with respect to the Licensee Entities’ Development, Manufacture and Commercialization of Licensed Products in the Field in the Territory under this Agreement in such type and amount and subject to such deductibles and other limitations as biopharmaceutical companies in the Territory customarily maintain with respect to the

Development, Manufacture and Commercialization of similar products, but in any event no less than (a) prior to the First Commercial Sale of the first Licensed Product in the Territory, [**] Dollars ($[**]) per incident and (b) following the First Commercial Sale of the first Licensed Product in the Territory, [**] Dollars ($[**]) per incident and [**] Dollars ($[**]) annual aggregate. Such insurance policy shall provide product liability coverage and broad form contractual liability coverage for Licensee’s indemnification obligations under this Agreement and shall name the Agios Indemnitees as additional insureds. Licensee shall provide a copy of such insurance policy to Agios upon reasonable request by Agios. Licensee shall provide Agios with written notice at least [**] prior to any cancellation, non-renewal or material change in such insurance. If Licensee does not obtain replacement insurance providing comparable coverage within such [**] period, Agios shall have the right to terminate this Agreement effective at the end of such [**] period without notice or any additional waiting periods. This Section 13.04 (Insurance) shall survive expiration or termination of this Agreement and last until [**] after the last sale of any Licensed Product in the Field in the Territory by any Licensee Entity.
ARTICLE XIV.

TERM AND TERMINATION
Section 14.01 Term. The term of this Agreement shall begin on the Effective Date and, unless earlier terminated in accordance with the terms of this Article XIV (Term and Termination), will expire upon the expiration of the last-to-expire Royalty Term (the “Term”).
Section 14.02 Termination at Will by Licensee. At any time after both (a) Licensee has obtained Regulatory Approval for a Licensed Product in Mainland China in relapse/refractory AML (and paid to Agios all applicable milestone payments associated with such Regulatory Approval) and (b) the last patient has been enrolled in the [**] Trial (the “Terminable Date”), Licensee may terminate this Agreement for any or no reason upon giving twelve (12) months’ notice to Agios (which notice may not be provided until after the Terminable Date has occurred); provided, however, that Licensee may provide a notice of termination pursuant to this Section 14.02 (Termination at Will by Licensee) earlier than the Terminable Date if Licensee has given Agios notice of its intent to terminate this Agreement following an applicable Change in Control pursuant to Section 16.03(a)(ii). Simultaneously with providing Agios a notice of termination under this Section 14.02 (Termination at Will by Licensee), Licensee shall provide to Agios a list of all Local Studies that are ongoing at such time. During the twelve (12) month period after Licensee notifies Agios that Licensee is terminating this Agreement under this Section 14.02 (Termination at will by Licensee), Licensee shall continue to be subject to all obligations, including all payment and diligence obligations, under this Agreement; provided, however, that, at any time during such twelve (12) month period, Agios may, by providing [**] prior written notice to Licensee, assume, for the remainder of such twelve (12) month period, all Development of Licensed Products in the Field in the Territory, other than any ongoing Local Studies that Agios elects not to pursue (each such Local Study a “Rejected Local Study”), in which case Licensee shall (a) promptly wind down all Rejected Local Studies in compliance with all applicable Laws at Licensee’s sole expense and (b) within [**] days after receiving any invoice therefor, reimburse Agios for the lesser of (i) [**] percent ([**]%) of all Out-of-Pocket Costs incurred by Agios or any of its Affiliates in Developing Licensed Products in the Field in the

Territory (or Manufacturing Ivosidenib Materials or Licensed Products for such Development) during such remainder of such twelve (12) month period and (ii) the costs budgeted for the activities set forth in the then-current Development Plan for the remainder of such twelve (12) month period. If any Rejected Local Study continues beyond the effective date of termination under this Section 14.02 (Termination at Will by Licensee), then Licensee shall, at Agios’ option, either (x) reimburse Agios for all Out-of-Pocket Costs incurred by Agios or any of its Affiliates in winding down such Rejected Local Study within [**] after receipt of any invoice therefor or (y) wind down such Rejected Local Study in compliance with all applicable Laws at Licensee’s sole expense. For all Local Studies that are not Rejected Local Studies, all costs after the effective date of termination under this Section 14.02 (Termination at Will by Licensee) shall, as between the Parties, be borne by Agios. Licensee shall supply each applicable Agios Entity with all Finished Drug Product required to conduct any Local Study being conducted by such Agios Entity, either before or after the effective date of termination under this Section 14.02 (Termination at Will by Licensee). Such supply shall be at Licensee’s sole expense (A) for all Local Studies prior to the effective date of termination under this Section 14.02 (Termination at Will by Licensee) and (B) for all Rejected Local Studies after the effective date of termination under this Section 14.02 (Termination at Will by Licensee), and Agios shall pay to Licensee the Supply Price (for clarity, based on Licensee's cost of goods calculated on the same basis as Cost of Goods is calculated) for such Finished Drug Product for all Local Studies that are not Rejected Local Studies that is supplied after the effective date of termination under this Section 14.02 (Termination at Will by Licensee).
Section 14.03 Termination Right in Event of No FDA Approval. In the event that Agios does not obtain Regulatory Approval from the U.S. FDA for any Licensed Product in relapse/refractory AML by December 31, 2018, Licensee may, at its sole discretion, terminate this Agreement upon giving ninety (90) days’ notice to Agios.
Section 14.04 Termination for Patent Right Challenge. In the event that any Licensee Entity challenges, or assists any individual or entity in challenging, the validity, patentability or enforceability of any Patent Right that (a) is owned by or licensed to Agios or any of its Affiliates and (b) Covers or otherwise claims the Licensed Compound or any Licensed Product or their respective Development, Manufacture or Commercialization anywhere in the world, or otherwise opposes the validity, patentability or enforceability of any such Patent Right (except, in each case, as required by Law), then, to the extent consistent with applicable Law, Agios may immediately terminate this Agreement by providing written notice thereof to Licensee.
Section 14.05 Termination for Breach. Subject to the terms and conditions of this Section 14.05 (Termination for Breach), a Party (the “Non-Breaching Party”) shall have the right, in addition to any other rights and remedies available to such Party at law or in equity, to terminate this Agreement in the event the other Party (the “Breaching Party”) is in material breach of its obligations under this Agreement. The Non-Breaching Party shall first provide written notice to the Breaching Party, which notice shall identify with particularity the alleged breach (the “Breach Notice”). With respect to material breaches of any payment provision hereunder, the Breaching Party shall have a period of [**] after such Breach Notice is provided to cure such breach. With respect to all other breaches, the Breaching Party shall have a period of [**] after such Breach Notice is provided to cure such breach. If such breach is not cured within the applicable period set forth above, the Non-Breaching Party may, at its election, terminate this Agreement upon written notice to the Breaching Party. The waiver by either Party of any breach of any term or condition of this Agreement shall not be deemed a waiver as to any subsequent or similar breach.
Section 14.06 Termination for Bankruptcy and Rights in Bankruptcy.
(a) To the extent permitted under applicable Law, if, at any time during the Term, an Event of Bankruptcy (as defined below) relating to either Party (the “Bankrupt Party”) occurs, the other Party (the “Other Party”) shall have, in addition to all other legal and equitable rights and remedies available to such Party, the option to terminate this Agreement upon sixty (60) days written notice to the Bankrupt Party. It is agreed and understood that, if the Other Party does not elect to terminate this Agreement upon the occurrence of an Event of Bankruptcy, except as may otherwise be agreed with the trustee or receiver appointed to manage the affairs of the Bankrupt Party, the Other Party shall continue to make all payments required of it under this Agreement as if the Event of Bankruptcy had not occurred, and the Bankrupt Party shall not have the right to terminate any license granted herein. The term “Event of Bankruptcy” means: (a) filing in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Bankrupt Party or of its assets or (b) being served with an involuntary petition against the Bankrupt Party, filed in any insolvency proceeding, where such petition is not dismissed within sixty (60) days after the filing thereof.
(b) All rights and licenses granted under or pursuant to this Agreement by Licensee and Agios are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party hereto that is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under clause (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party. The Parties acknowledge and agree that payments made under Section 8.04 (Development Milestone Payments) or Section 8.05 (Sales Milestone Payments) or pursuant to any Supply Agreements shall not (x) constitute royalties within the meaning of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction or (y) relate to licenses of intellectual property hereunder.
Section 14.07 Effect of Termination.

(a) In the event of any termination (but not expiration) of this Agreement, the following shall apply:
(i) All license grants in this agreement from Agios to Licensee shall immediately terminate with the exception of the license granted under Section 2.01(a)(iv);
(ii) To the extent permitted under applicable Law, and subject to Section 14.02, Licensee shall, as requested by Agios on a clinical trial-by-clinical trial basis: (A) promptly wind down any clinical trial then being conducted with respect to any Licensed Product in the Territory or (B) transfer any clinical trial then being conducted with respect to any Licensed Product in the Territory to any Agios Entity or a Third Party as specified by Agios; provided that Licensee shall be permitted to take all reasonable steps necessary to minimize liability and harm to patients in this process;
(iii) Licensee shall cease using the Agios Technology and return all inventory of the Ivosidenib Materials to Agios, together with all copies of the Agios Know-How and other Confidential Information of Agios in the possession or control of Licensee or any of its Representatives;
(iv) Licensee shall, at Agios’ written request, to the extent feasible under applicable Law, promptly: (A) assign and transfer to Agios all of the Licensee Entities’ right, title, and interest in and to all Licensee Regulatory Documents (including Regulatory Approvals), clinical trial agreements (to the extent assignable), confidentiality and other agreements, and materials and Know-How relating to any Licensed Product, and solely to the extent in any Licensee Entity’s possession or control, and (B) disclose to Agios all documents embodying the foregoing that are in any Licensee Entity’s possession or control or that any Licensee Entity is able to obtain using reasonable efforts;
(v) Upon termination of this Agreement for any reason set forth herein and at Agios’ request, Licensee shall promptly take all action that may be reasonably required to transfer to Agios or a Third Party designated by Agios all portions of customers lists, promotional materials and any other information it has generated for selling the Licensed Product in the Territory that are (A) solely related to the Licensed Products and (B) not subject to any confidentiality obligations to any Third Parties, as well as any remaining inventories of Licensed Product. In addition, Licensee shall promptly transfer to Agios or to the legal entity designated by Agios all portions of documents Controlled by Licensee that solely relate to the Licensed Product and are not subject to any confidentiality obligations to any Third Parties, as well as all Licensee Regulatory Documents (including Regulatory Approvals), necessary for a smooth transition of the right to sell Licensed Products back to Agios. In addition, all rights granted by Agios to Licensee (including to any Licensee Entity) under this Agreement shall revert to Agios, and Licensee shall reasonably cooperate with Agios (or its designated Agios Entities) to take all necessary steps, at Agios’ option, to cancel or transfer to Agios all registrations made by Licensee, if any, of any Trademark associated with any Licensed Product;
(vi) Upon expiration or any termination of this Agreement, Licensee (including each Licensee Entity) shall cease forthwith the use of all samples, advertising and promotional literature, technical data, point of sale and other material relating to the Licensed Product and in the possession or under the control of Licensee, or any Licensee Entity or its respective sales representatives, and shall destroy them and certify such destruction to Agios in writing.  Licensee shall also cease immediately the use of any Internet website relating to any Licensed Product as well as any Trademark associated with any Licensed Product;
(vii) Licensee hereby grants, and shall cause each Licensee Entity to grant, to Agios an exclusive (even as to Licensee and each Licensee Entity), royalty-free, worldwide, sublicensable, transferable, perpetual, irrevocable, paid-up license under the Licensee Technology and Licensee’s interest in the Joint Combination Therapy Technology to Develop, Manufacture and Commercialize the Licensed Compound, Ivosidenib Materials and Licensed Products in the Territory, as set forth in Section 2.01(b);
(viii) The Out-of-Pocket Costs associated with the activities set forth in subsections (a)(ii), (a)(iii) and (a)(iv) of this Section 14.07 (Effect of Termination) shall be borne by (A) Licensee, if this Agreement is terminated by Agios pursuant to Section 13.04 (Insurance), Section 14.04 (Termination for Patent Right Challenge), Section 14.05 (Termination for Breach), Section 14.06 (Termination for Bankruptcy and Rights in Bankruptcy) or Section 17.01 (Force Majeure), or by Licensee pursuant to Section 14.02 (Termination by Licensee), or (B) Agios, if this Agreement is terminated by Licensee pursuant to Section 14.05 (Termination for Breach), Section 14.06 (Termination for Bankruptcy and Rights in Bankruptcy) or Section 17.01 (Force Majeure); and
(ix) Notwithstanding any expiration or termination of this Agreement, the Safety Data Exchange Agreement (with respect to Licensee’s obligations thereunder) shall continue in accordance with its terms.
Section 14.08 Survival; Accrued Rights. The following articles and sections of this Agreement shall survive expiration or early termination for any reason: Article I (Definitions), Section 2.01(a)(iv), Section 2.01(b), Section 2.03 (No Other Rights and Retained Rights), Section 2.05(c), Section 2.06 (In-License Agreements) (solely to the extent applicable to Licensee’s exercise of any rights, or performance of any obligations, retained by Licensee hereunder following the applicable expiration or termination), Section 4.01(g), Section 6.06 (Trademarks) (second sentence only), Section 7.06 (Agios Supply Chain Security Requirements) (solely with respect to any Licensed Product sold following expiration or early termination of this Agreement), Article VIII (Payments) (solely with respect to any payment obligations incurred prior to expiration or termination), Section 9.01 (Ownership), Section 9.02 (Prosecution of Patent Rights) (with respect to Joint Combination Therapy Patent Rights), Section 9.03 (Enforcement and Defense) (with respect to Joint Combination Therapy Patent Rights), Section 11.06 (Exportation of Data or Biological Samples), Section 11.07 (Disclaimer), Section 11.08 (Limitation of Liability), Article XII (Confidentiality), Article XIII (Indemnification), Section 14.02 (Termination at Will by Licensee), Section 14.07 (Effect of Termination), Section 14.08 (Survival; Accrued Rights), Article XV (Dispute Resolution; Governing Law), Section 16.01, Section 16.02, Article XVII (Miscellaneous), Exhibit C, Section 2.02 (Ownership of Trademark) and Exhibit C, Section 2.03 (Similar Trademarks). In any event, expiration or termination of this Agreement shall not relieve either

Party of any liability which accrued hereunder prior to the effective date of such expiration or termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice either Party’s right to obtain performance of any obligation.
ARTICLE XV.

DISPUTE RESOLUTION; GOVERNING LAW
Section 15.01 Arbitration. Subject to Section 15.01(e) (Intellectual Property Disputes) and Section 15.01(d), any disputes, claims or controversies in connection with this Agreement, including any questions regarding its formation, existence, validity, enforceability, performance, interpretation, breach or termination, that are not resolved in accordance with Article III (Governance) and are not subject to a Party’s final decision-making authority in accordance with Article III (Governance) shall be referred to and finally resolved by binding arbitration under the International Chamber of Commerce Rules of Arbitration (the “Rules”), which rules are deemed to be incorporated by reference into this Section 15.01 (Arbitration), in the manner described below:
(a) Arbitration Request. If a Party intends to begin an arbitration to resolve a dispute arising under this Agreement, such Party shall provide written notice (the “Arbitration Request”) to the other Party of such intention and the issues for resolution. Any such dispute that is not to be resolved in accordance with Section 15.01(d) or Section 15.01(e) shall be resolved in accordance with Section 15.01(c); any such dispute that relates to a dispute, claim or controversy with respect to whether or not Agios has final decision-making authority pursuant to Section 3.10(a)(iv) (but not, for the avoidance of doubt, as to the exercise of such final decision-making authority) shall be resolved in accordance with Section 15.01(d); and any such dispute that relates to validity or enforceability of a Patent Right shall be resolved in accordance with Section 15.01(e).
(b) Additional Issues. Within [**] after the receipt of an Arbitration Request, the other Party may, by written notice, add additional issues for resolution.
(c) General Arbitration Procedure for Disputes. The seat of arbitration will be in New York, New York unless another venue is agreed upon by Parties, and it will be conducted in the English language. The arbitrators may not decide based on equity. Unless agreed by the Parties to choose a single common arbitrator, the arbitration will be conducted by three arbitrators, one appointed by each Party, according to the Rules. The two arbitrators appointed by the Parties will by mutual agreement appoint the third arbitrator, who will preside over the arbitration. Any dispute or omission regarding the appointment of the arbitrators by the Parties, as well as the choice of the third arbitrator, will be resolved by the International Chamber of Commerce (“ICC”). The arbitral award shall be final, definitive and binding on the Parties and their successors. The Parties reserve the right to apply to a competent judicial court to obtain urgent remedies to protect rights before establishment of the arbitration panel, without such recourse being considered as a waiver of arbitration. Except as otherwise determined by the arbitrators, the Parties shall each bear half of the fees and expenses of the arbitrators and the ICC, and each Party shall bear the costs and fees of its attorneys. Nothing in this Agreement shall be deemed as preventing either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute as necessary to protect either Party’s name, Confidential Information, Know-How, intellectual property rights or any other proprietary right or otherwise to avoid irreparable harm. If the issues in dispute involve scientific or technical matters, any arbitrators chosen hereunder shall have educational training or experience sufficient to demonstrate a reasonable level of knowledge in the field of biotechnology and pharmaceuticals. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Parties intend that each award rendered by an Arbitrator hereunder shall be entitled to recognition and enforcement under the United Nations Convention on the Recognition and Enforcement of Arbitral Awards (New York, 1958).
(d) Baseball Arbitration Procedure for Certain Disputes. The procedures set forth in Section 15.01(c) shall apply to disputes, claims or controversies regarding whether or not Agios has final decision-making authority pursuant to Section 3.10(a)(iv) (but not, for the avoidance of doubt, as to the exercise of such final decision-making authority). Within [**] following the selection of the third arbitrator, each Party shall provide the arbitrators and the other Party with a written report setting forth its position with respect to the applicable dispute, and may submit a revised or updated report within [**] of receiving the other Party’s report. The arbitrators may request oral submissions by each Party, and each Party shall have the right to be present during oral submissions by the other Party. Within [**] after the last submission of the written reports or any oral submissions, the arbitrators shall select one of the Party’s positions as their final decision by majority vote of the arbitrators, and shall not have the authority to modify either Party’s position or render any substantive decision other than to so select the position of a Party as set forth in its respective written report.
(e) Intellectual Property Disputes. Unless otherwise agreed by the Parties, a dispute between the Parties relating to the validity or enforceability of any Patent Right shall not be subject to arbitration and shall be submitted to a court or patent office of competent jurisdiction in the relevant country or jurisdiction in which such patent was issued or, if not issued, in which the underlying patent application was filed.
Section 15.02 Choice of Law. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the Parties hereunder, shall be construed under and governed by the Laws of the State of New York, exclusive of its conflicts of laws principles.
Section 15.03 Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. All consents, notices, reports and other written documents to be delivered or provided by a Party under this Agreement shall be in the English language, and, in the event of any conflict between the provisions of any document and the English language translation thereof, the terms of the English language translation shall control.
ARTICLE XVI.

ASSIGNMENT AND ACQUISITIONS
Section 16.01 Assignment.
(a) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party (and, for these purposes, a merger, sale of assets, operation of law or other transaction shall be deemed an assignment) without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may, without the other Party’s written consent, assign this Agreement and its rights and obligations hereunder in whole or in part to (i) an Affiliate of such Party or (ii) a Third Party that acquires, by or otherwise in connection with, a merger, sale of assets or otherwise, all or substantially all of the business of such Party to which the subject matter of this Agreement relates; provided that the assignee agrees in writing to assume all of such Party’s obligations under this Agreement. The assigning Party will remain responsible for the performance by its assignee of this Agreement or any obligations hereunder so assigned.
(b) The terms of this Agreement will be binding upon and will inure to the benefit of the successors, heirs, administrators and permitted assigns of the Parties. Any purported assignment in violation of this Section 16.01 (Assignment) will be null and void ab initio.
Section 16.02 Acquisitions. Each Party agrees that, in the event that a Party or any of its Affiliates (the “Acquired Party”) is acquired through a Change in Control by one or more persons or entities (collectively, the “Acquirer”), the Acquired Party shall be deemed not to “Control” for purposes of this Agreement, and the non-Acquired Party shall not obtain any rights or access under this Agreement to, any Know-How or Patent Rights owned by or licensed to such Acquirer, or any of such Acquirer’s Affiliates that were not Affiliates of the Acquired Party immediately prior to the consummation of such Change in Control, that were not already within Agios Technology (if the Acquired Party is Agios or any of its Affiliates) or Licensee Technology (if the Acquired Party is Licensee or any of its Affiliates) or Joint Combination Therapy Technology immediately prior to the consummation of such Change in Control. Each Party shall notify the other Party promptly after any Change in Control of such Party or any of its Affiliates.
Section 16.03 Consequences of Certain Changes in Control of Licensee.
(a) If, during the term of the exclusivity covenant in Section 2.07(a) or (b), Licensee or any of its Affiliates acquires or becomes an Affiliate of a Third Party (whether by way of a purchase of assets, merger, consolidation, Change in Control or otherwise) that is, at such time, Developing, Manufacturing or Commercializing a Competing Product or Restricted Product in a manner that, if performed by Licensee or any of its Affiliates, would violate Section 2.07(a) or (b), then Licensee or its applicable Affiliate will, no later than [**] following the closing date of the relevant acquisition or other event, unless otherwise agreed by Agios, notify Agios in writing that Licensee or such Affiliate will:
(i) Divest, whether by license, divestiture of assets or otherwise, its interest in such Competing Product or Restricted Product, as applicable, in the Territory to a Third Party, to the extent necessary to be in compliance with Section 2.07(a) or (b), as applicable, provided that Licensee or its applicable Affiliate may retain an economic interest through such a license, divestiture of assets or other transaction as long as Licensee does not retain any other material rights as to such Competing Product or Restricted Product, as applicable, in the Territory beyond a passive economic interest;
(ii) Terminate this Agreement in accordance with Section 14.02 (Termination by Licensee); or
(iii) Terminate the Development, Manufacture and Commercialization of such Competing Product or Restricted Product, as applicable, in the Territory, to the extent necessary to be in compliance with Section 2.07(a) or (b), as applicable.
(iv) If Licensee or any of its Affiliates notifies Agios in writing that it or its relevant Affiliate intends to divest such Competing Product or Restricted Product, as applicable, or terminate the Development, Manufacture and Commercialization of the Competing Product or Restricted Product, as applicable, in the Territory as provided in this Section 16.03 (Consequences of Certain Changes in Control of Licensee), then Licensee or its relevant Affiliate will effect such divestiture or termination within [**] after the date of the relevant acquisition or other event, subject to compliance with applicable Law, and will confirm to Agios in writing when such divestiture or termination has been completed. Licensee will keep Agios reasonably informed of its and its Affiliates’ efforts and progress in effecting such divestiture or termination until it is completed. Until such divestiture or termination occurs, Licensee shall keep its and its Affiliates’ activities with respect to such Competing Product or Restricted Product, as applicable, separate from their activities with respect to the Licensed Products and shall continue to fully perform all of their obligations hereunder with respect to Licensed Products, including their applicable diligence obligations with respect to the Development and Commercialization of Licensed Products hereunder.
(b) Notwithstanding anything to the contrary in the foregoing Section 16.03(a), if, during the term of the exclusivity covenant in Section 2.07(b), Licensee or any of its Affiliates acquires or becomes an Affiliate of a Third Party (whether by way of a purchase of assets, merger, consolidation, Change in Control or otherwise) that is, at such time, Developing, Manufacturing or Commercializing a Restricted Product in a manner that, if performed by Licensee or any of its Affiliates, would violate Section 2.07(b), then, if Licensee so requests within [**] after the closing of the transaction that resulted in Licensee or its applicable Affiliate(s) acquiring or becoming an Affiliate of such Third Party, Agios shall, for a period of [**], discuss with Licensee in good faith whether it would be beneficial to the Development, Manufacture or Commercialization of Licensed Products under this Agreement to waive, in whole or in part, Licensee’s compliance with Section 2.07(b) and Section 16.03(a) with respect to such Development, Manufacture or Commercialization of such Restricted Product. Following such discussions, Agios may elect, in its sole discretion, to waive, in whole or in part, Licensee’s compliance with Section 2.07(b) and Section 16.03(a) with respect to such Development, Manufacture or Commercialization of such Restricted Product.
(c) If, during the Term, Licensee or any of its Affiliates becomes an Acquired Party, then, (i) Agios shall thereafter have the right to assume final decision-making authority over all matters described in Section 3.10(b) relating to Development, and, if Agios exercises such right, Licensee shall no longer have such final decision-making authority, (ii) without limiting

Licensee’s obligations under Section 6.04, following such event Licensee shall, to Agios’ reasonable satisfaction, continue to devote at least the level of efforts and resources to Commercializing Licensed Products that Licensee would have devoted to such Commercialization had Licensee not become an Acquired Party and had continued to pursue such Commercialization in accordance with Section 6.04 and Licensee’s then-existing plans for such activities, and (iii) if Licensee does not, to Agios’ reasonable satisfaction, continue to devote efforts and resources to Commercializing Licensed Products as described in the foregoing clause (ii), then Agios shall have the right to terminate this Agreement pursuant to Section 14.04.
Section 16.04 Consequences of Certain Changes in Control of Agios.
(a) If, during the term of the exclusivity covenant in Section 2.07(c), Agios or any of its Affiliates acquires or becomes an Affiliate of a Third Party (whether by way of a purchase of assets, merger, consolidation, Change in Control or otherwise) that is, at such time, Developing, Manufacturing or Commercializing a Competing Product in a manner that, if performed by Agios or any of its Affiliates, would violate Section 2.07(c), then Agios or its applicable Affiliate will, no later than [**] following the closing date of the relevant acquisition or other event, unless otherwise agreed by Licensee, notify Licensee in writing that Agios or such Affiliate will:
(i) Divest, whether by license, divestiture of assets or otherwise, its interest in such Competing Product in the Territory to a Third Party, to the extent necessary to be in compliance with Section 2.07(c), provided that Agios or its applicable Affiliate may retain an economic interest through such a license, divestiture of assets or other transaction as long as Agios does not retain any other material rights as to such Competing Product in the Territory beyond a passive economic interest; or
(ii) Terminate the Development, Manufacture and Commercialization of such Competing Product in the Territory, to the extent necessary to be in compliance with Section 2.07(c).
(iii) If Agios or any of its Affiliates notifies Licensee in writing that it or its relevant Affiliate intends to divest such Competing Product or terminate the Development, Manufacture and Commercialization of the Competing Product in the Territory as provided in this Section 16.04 (Consequences of Certain Changes in Control of Agios), then Agios or its relevant Affiliate will effect such divestiture or termination within [**] after the date of the relevant acquisition or other event, subject to compliance with applicable Law, and will confirm to Licensee in writing when such divestiture or termination has been completed. Agios will keep Licensee reasonably informed of its and its Affiliates’ efforts and progress in effecting such divestiture or termination until it is completed. Until such divestiture or termination occurs, Agios shall keep its and its Affiliates’ activities with respect to such Competing Product separate from their activities with respect to the Licensed Products and shall continue to fully perform all of their obligations hereunder with respect to Licensed Products.
ARTICLE XVII.

MISCELLANEOUS

Section 17.01 Force Majeure. Subject to the terms of each In-License Agreement, if either Party shall be delayed, interrupted in or prevented from the performance of any obligation hereunder by reason of force majeure, which may include any act of God, fire, flood, earthquake, war (declared or undeclared), public disaster, act of terrorism, government action, strike or labor differences, in each case outside of such Party’s reasonable control, such Party shall not be liable to the other therefor, and the time for performance of such obligation shall be extended for a period equal to the duration of the force majeure which occasioned the delay, interruption or prevention. The Party invoking the force majeure rights of this Section 17.01 (Force Majeure) must notify the other Party by courier or overnight dispatch (e.g., Federal Express) within a period of thirty (30) days of both the first and last day of the force majeure unless the force majeure renders such notification impossible, in which case notification will be made as soon as possible. If the delay resulting from the force majeure exceeds one hundred eighty (180) days, the other Party may terminate this Agreement immediately upon written notice to the Party invoking the force majeure rights of this Section 17.01 (Force Majeure).
Section 17.02 Entire Agreement. This Agreement, together with the exhibits and schedules attached hereto, constitutes the entire agreement between Agios or any of its Affiliates, on the one hand, and Licensee or any of its Affiliates, on the other hand, with respect to the subject matter hereof, supersedes all prior understandings and writings between Agios or any of its Affiliates, on the one hand, and Licensee or any of its Affiliates, on the other hand relating to such subject matter, including the Confidentiality Agreement, and, subject to Section 4.01 (Development in the Field in the Territory), shall not be modified, amended or (subject to Article XIV (Term and Termination)) terminated, except by another agreement in writing executed by the Parties.
Section 17.03 Severability. If, under applicable Law, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision of this Agreement (such invalid or unenforceable provision, a “Severed Clause”), it is mutually agreed that this Agreement shall endure except for the Severed Clause. The Parties shall consult one another and use their reasonable efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the Severed Clause in view of the intent of this Agreement.
Section 17.04 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be mailed by internationally recognized express delivery service, or sent by facsimile or email and confirmed by mailing, as follows (or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith):
If to Agios:
Agios Pharmaceuticals
88 Sidney Street
Cambridge, MA 02139 USA
Attention: General Counsel
Facsimile: [**]
With a copy to (which shall not constitute notice for purposes of this Agreement):

WilmerHale LLP
60 State Street
Boston, Massachusetts 02109 USA
Attention: Steven D. Barrett, Esq.
Facsimile: (617) 526-5000
If to Licensee:
CStone Pharmaceuticals
P.O. Box 31119
Grand Pavilion
Hibiscus Way
802 West Bay Road
Grand Cayman, KY1-1205, Cayman Islands

with copies to:
CStone Pharmaceuticals (Shanghai) Co., Ltd.
1000 Zhangheng Road, Building 25
Pudong New District, Shanghai
China 201203
Attention: Chief Executive Officer

and

CStone Pharmaceuticals (Shanghai) Co., Ltd.
1000 Zhangheng Road, Building 25
Pudong New District, Shanghai
China 201203
Attention: Head of Global Corporate Development
Email: [**]
Any such notice shall be deemed to have been given (a) when delivered if personally delivered, (b) on receipt if sent by overnight courier or (c) on receipt if sent by mail.
Section 17.05 Agency. Neither Party is, nor will be deemed to be a partner, employee, agent or representative of the other Party for any purpose. Each Party is an independent contractor of the other Party. Neither Party shall have the authority to speak for, represent or obligate the other Party in any way without prior written authority from the other Party.
Section 17.06 No Waiver. Any omission or delay by either Party at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof, by the other Party, shall not constitute a waiver of such Party’s rights to the enforcement of any of its rights under this Agreement. Any waiver by a Party of a particular breach or default by the other Party shall not operate or be construed as a waiver of any subsequent breach or default by the other Party.

Section 17.07 Cumulative Remedies. Except as may be expressly set forth herein, no remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law or in equity.
Section 17.08 No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, other than (a) to the extent provided in Section 13.01 (Indemnification by Agios), the Licensee Indemnitees and (b) to the extent provided in Section 13.02 (Indemnification by Licensee), the Agios Indemnitees.
Section 17.09 Performance by Affiliates, Sublicensees or Subcontractors. To the extent that this Agreement imposes any obligation on any Licensee Entity, Licensee shall cause such Licensee Entity to perform such obligation. Subject to Section 8.11 (Methods of Payment), either Party may use one or more of its Affiliates to perform its obligations and duties hereunder; provided that such Party so notifies the other Party in writing and provided, further, that such Party shall remain liable hereunder for the prompt payment and performance of all of its obligations hereunder.
Section 17.10 Counterparts. This Agreement may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement through their duly authorized representatives to be effective as of the Effective Date.
AGIOS PHARMACEUTICALS, INC.

By:	/s/ David Schenkein
Name:	David Schenkein
Title:	CEO

CSTONE PHARMACEUTICALS

By:	/s/ Frank Jiang
Name:	Frank Jiang
Title:	CEO

Exhibit A
List of Agios Patent Rights Existing as of the Effective Date

Agios Docket	Case Type	Status	Application Number	Filing Date	Patent No.	Issue Date	Pub No.	Pub Date	App Title
[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of three pages were omitted. [**]

Exhibit B
Initial Development Outline

The initial clinical development plan described below, in whole or in part, is subject to approval by Regulatory Authority and the JDC.

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of two pages were omitted. [**]

Exhibit C
TRADEMARK LICENSE
ARTICLE I.

LICENSE
Section 1.01 License .
(a) Subject to the terms and conditions specified in the Agreement, Agios hereby grants to Licensee (i) an exclusive (including as to Agios and its Affiliates), non-sublicensable (except in accordance with Section 2.02 (Rights to Sublicense or Subcontract)), non-transferable (except in accordance with Section 16.01 (Assignment)) license in the Territory to use the Agios Trademarks and Agios Web Presence solely in connection with exercising the Commercialization license granted to Licensee under Section 2.01(a)(i) and (ii) a non-exclusive, non-sublicensable (except in accordance with Section 2.02 (Rights to Sublicense or Subcontract)), non-transferable (except in accordance with Section 16.01 (Assignment)) license in the Territory to use the Agios Trademarks and Agios Web Presence solely in connection with exercising the Manufacturing license granted to Licensee under Section 2.01(a)(iii). Agios retains all right, title and interest throughout the world in and to the Agios Trademarks and Agios Web Presence not expressly granted herein, and all rights shall revert to Agios upon expiration or termination of the Agreement. No other, further or different license is granted or implied and no assignment of any right or interest is made or intended herein. In particular, no license is granted to permit any Third Party to use the Agios Trademarks or Agios Web Presence, and Licensee may only use the Agios Trademarks and Agios Web Presence on or in connection with the Licensed Products subject to the terms of the Agreement.
(b) Licensee shall, and shall ensure that each Licensee Entity shall, use only the Agios Trademarks with the Licensed Products and shall use such Agios Trademarks in a manner consistent with the Commercialization Plan, Global Brand Strategy and the terms of the Agreement, and shall not, and shall ensure that each Licensee Entity shall not, associate any other Trademark with the Licensed Products or otherwise engage in dual branding of the Licensed Products except as provided in Section 6.06. In accordance with Section 6.06, if Agios elects to co-brand any Licensed Product in the Territory with the Agios name and Agios-designated corporate trademark, then Licensee shall, and shall ensure that each Licensee Entity shall, include such Agios name and Agios-designated corporate trademark on the packaging of such Licensed Product in the manner agreed by the Parties.
Section 1.02 Quality Control .
(a) Agios shall have the right to monitor and, no more than [**], inspect all stages of the Manufacture conducted by any Licensee Entity and Commercialization of all Licensed Products and Materials in the Territory for the purpose of determining Licensee’s compliance with the terms of the Agreement. No more than [**], Licensee shall permit Agios or Agios’ designees to enter Licensee’s, or any applicable Licensee Entity’s, premises at reasonable times and with reasonable advance notice, to inspect Licensee’s Manufacturing and Commercialization facilities and operations, and to inspect and test any and all Licensed Products. If Agios at any time finds that any of such Licensed Products (i) are not being (A) Manufactured by Licensee Entities in compliance with Parties’ agreed-upon specifications for same or (B) Commercialized in compliance with the Global Brand Strategy, or (ii) are packaged, advertised or marketed in a misleading or deceptive manner, or are otherwise prepared, packaged, advertised or sold in a manner in violation of Exhibit C, Section 1.03 (Advertising and Packaging), Agios may notify Licensee in writing of such deficiencies, and, if Licensee fails to correct such deficiencies within [**] after receipt of such notice, Agios may terminate the license granted under Exhibit C, Section 1.01.
(b) Upon Agios’ request, Licensee shall furnish or make available to Agios a reasonable number of representative samples of the Licensed Products to permit Agios to determine that such Licensed Products meet the quality standards set forth herein. The costs associated with the submission and shipping of such samples shall be borne by Agios.
Section 1.03 Advertising and Packaging .
(a) All packages, labels, designs, descriptive materials and advertising and promotional materials of every type and in every media to be used by any Licensee Entity in connection with publicizing, offering, selling, advertising, marketing, promoting or distributing the Licensed Products or making use of the Agios Web Presence (collectively “Materials”) shall be consistent with the Global Brand Strategy.
ARTICLE II.

TRADEMARK DEVELOPMENT AND OWNERSHIP
Section 2.01 Trademark Development .
(a) Prior to any Commercialization of any Licensed Product in the Territory, the Parties shall, in accordance with Section 6.06, choose a Trademark in Chinese for use in the Territory, which may vary by Jurisdiction if agreed to by the Parties (together with any Agios name or Agios-designated corporate trademark with which Agios elects to co-brand Licensed Products in the Territory in accordance with Section 6.06, the “Agios Trademarks”), and the domain names and social media account names comprising the Agios Web Presence as defined below. Any disagreements between the Parties regarding the selection of Agios Trademarks or the Agios Web Presence, shall be decided by Agios.
(b) Licensee shall be responsible for registering domain names in the Territory using the Agios Trademarks, in the name or on behalf of Agios, at Licensee’s expense. Subject to Exhibit C, Section 1.03 (Advertising and Packaging), Licensee shall be responsible for creating and operating websites using such domain names, and for creating and operating related social media accounts, including WeChat and Weibo and such other social media platforms as the Parties may agree to from time to time (collectively, domain names and social media accounts, “Agios Web Presence”).
Section 2.02 Ownership of Trademark .
(a) In accordance with Section 6.06 (Trademarks), Agios expressly reserves the sole and exclusive ownership of each Agios Trademark and Agios Web Presence (including all domain names and social media accounts included within the Agios Web Presence), and all rights relating thereto. Licensee hereby acknowledges that Agios is the sole and exclusive owner of each Agios Trademark and the Agios Web Presence and agrees not to challenge at any time, directly or indirectly, the rights of Agios thereto or the validity or distinctiveness thereof. All goodwill and all use of any Agios Trademark or the Agios Web Presence by Licensee under the Agreement shall inure exclusively to Agios. Licensee hereby assigns and agrees to assign, on behalf of all Licensee Entities, to Agios all of the Licensee Entities’ rights, title and interest in and to the Agios Trademarks and Agios Web Presence and all intellectual property rights therein. At all times during and after the Term, the Licensee Entities shall cause their respective employees, agents and contractors to execute and deliver all requested applications, assignments and other documents, and take such other measures as Agios may reasonably request, in order to perfect and enforce Agios’ rights in any Agios Trademark or Agios Web Presence (and any intellectual property rights therein) without additional compensation. Each Licensee Entity, on behalf of itself and its employees, agents and contractors, hereby appoints Agios its attorney to execute and deliver any such documents on behalf of such Licensee Entity and its employees, agents and contractors in the event such Licensee Entity or any of its employees, agents or contractors fails to do so.
(b) Licensee agrees to fully cooperate and assist Agios in the protection and defense of any of Agios’ rights in the Agios Trademarks, in the filing and prosecution of any Trademark, copyright, industrial model or design application, registration, renewal and the like, in the recording of this Exhibit C or any other relevant agreements, including, without limitation, registered user agreements, and in the doing of any other act with respect to the Agios Trademarks, including the prevention of the use thereof by any unauthorized person, that in the sole discretion and judgment of Agios may be necessary or desirable.
(c) Any copyright which may exist or be created in any materials provided by Agios hereunder, including, without limitation, any sketch, design, drawing, print, packaging, label, tag or the like furnished, designed or authored by Agios, whether in English or the Chinese language translation thereof, (collectively, “Agios Works”) shall be the exclusive property of Agios. Licensee shall not, at any time, do or suffer to be done any act or thing which may adversely affect any rights of Agios in any such Agios Works, including, without limitation, disclosing such information or filing any application in Licensee’s name to register or record any claims to copyrights in any of the Agios Works. Licensee shall do all things reasonably required by Agios to preserve and protect such rights, including, without limitation, placing Agios’ copyright notice on all applicable Materials used in or for the Territory.

Section 2.03 Similar Trademarks .
(a) Licensee agrees that it shall not, during the Term or thereafter, register or apply to register any of the Agios Trademarks, any other Trademarks owned by Agios, or any Trademarks similar thereto anywhere in the world. Further, Licensee agrees not to produce, sell, advertise, market or distribute, at any time, whether, directly or indirectly, any other product whose Trademark or other designation is confusingly similar to any Agios Trademark.
Section 2.04 Maintenance of Trademark .
(a) Licensee shall use its best efforts not to do or permit to be done any act likely to prejudice, affect, impair or destroy the reputation, title or interest of Agios in or to any Agios Trademark or the Agios Web Presence. If Licensee knows that any person, firm or corporation is infringing any Agios Trademark, Licensee will promptly notify Agios and cooperate fully with Agios (at the expense of Agios) in the defense and protection of such Agios Trademark.
(b) Agios shall have the sole right, but not the obligation, to determine whether or not any action shall be taken on account of any infringement, passing off, unfair competition or like activities or other enforcement of Agios’ rights in the Agios Trademarks. If Agios so desires, it may prosecute any actions, claims, lawsuits or proceedings in its own name or join Licensee as a party thereto. Agios shall be entitled to recover any and all sums of money awarded and materials delivered up as a result of such actions, claims, lawsuits or proceedings. Licensee shall have no recourse against Agios or otherwise should Agios decide not to initiate enforcement or to prosecute any such actions, claims, lawsuits or proceedings.
Section 2.05 Defense of Litigation . Agios agrees to defend, indemnify and hold harmless Licensee for and from any and all actions, claims, proceedings or lawsuits arising from or related in any way to claims that Licensee’s use of the Agios Trademarks hereunder infringes the trademark rights of Third Parties in the Territory, provided, however, that Agios shall not bear any duty, obligation or liability pursuant to this Exhibit C, Section 2.05 (Defense of Litigation) to the extent and with respect to any use of any of the Agios Trademarks in a manner not authorized by the Agreement, with products other than the Licensed Products, or in connection with other Trademarks that form at least in part a basis for the claim. The obligation of Agios to Licensee for such infringement or claims of infringement, shall be conditioned on Licensee’s compliance with the procedures set forth in Section 13.03 (Procedure), mutatis mutandis.

Exhibit D
Permitted Subcontractors
[**]

Exhibit E
Supply Chain Security Requirements
Agios considers supply chain security critical to the safety of patients. Therefore, Agios expects Licensee Entities to verify the security of Ivosidenib Materials, Licensed Product, and Finished Drug Product while under the control of Licensee Entities.
Licensee agrees to use Commercially Reasonable Efforts to comply with the supply chain security requirements set forth by Agios from time to time and shall ensure that any Licensee Entity shall also use Commercially Reasonable efforts to comply with such supply chain security requirements below:
Supply Chain Security requirements:
• [**]

Exhibit F
Form of Annual Compliance Certification
I. [name] a duly authorized representative of [LICENSEE] do hereby certify for and on behalf of such company, that neither I nor to my knowledge any other person, including but not limited to every officer, director, stockholder, employee, representative and agent of [LICENSEE] has improperly made, offered to make, or agreed to make any loan, gift, donation or payment, or transfer of any other thing of value directly or indirectly, whether in cash or in kind, to or for the benefit of any entities, persons or class of persons listed below in connection with any business activity of Agios Pharmaceuticals, Inc. or any of its wholly or partially owned affiliates.
For purposes of this certification, these entities, persons and classes of persons include private entities, government and public bodies, political parties, party officials, candidates for political office, local councils, judicial officers, public international organizations and their employees, agents and officials.
I hereby confirm that should I learn of any of the prohibited activities described above, or if there are any changes in the ownership or control of [LICENSEE], I will immediately advise Agios Pharmaceuticals, Inc.

[LICENSEE]

Date:

By:

Name:

Title:

Schedule 1.65
Ivosidenib (AG-120)

Schedule 8.04(e)
Milestone Examples
For purposes of this Schedule 8.04(e), the following terms have the following meanings:
[**]” means the milestone event set forth in Section 8.04(a)(iv)
[**] means [**]
[**] means the milestone event set forth in Section 8.04(a)(iii)
[**] means [**]
[**] means the milestone event set forth in Section 8.04(a)(v)
Example 1
[**]
Example 2
[**]

[**]